As filed with the Securities and Exchange Commission on April 24th, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHDT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	3648	84-1047159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Jim Moran Boulevard, Suite 120
Deerfield Beach, Florida 33442
(954) 252-3440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard Ullman, Chairman of the Board of Directors
CHDT Corporation
350 Jim Moran Boulevard, Suite 120
Deerfield Beach, Florida 33442
(954) 252-3440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul W. Richter, Esq.
PW Richter, plc
3901 Dominion Townes Circle
Richmond, Virginia 23223
Telephone: (804) 644-2182 Fax: (804) 644-2181

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [_]	Accelerated Filer [_]
Non-Accelerated Filer [_]	Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $0.0001 par value (3)	164,715,795	$0.01	$1,647,157.95	$647.33

(1)
There is also being registered hereunder an indeterminate number of additional shares of Common Stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
In accordance with Rule 457 under the Securities Act, the offering price has been estimated, based upon a $0.01 per share average of the high and low bids on the OTC Bulletin Board on April _23_, 2009, solely for the purpose of computing the amount of the registration fee (based on aggregate offering amount multiplied by .000393).

(3)	Shares of Common Stock beneficially owned by Stewart Wallach, Gerry McClinton and Howard Ullman.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

SUBJECT TO COMPLETION, DATED April 24, 2009

CHDT CORPORATION

164,715,795  shares of Common Stock, $0.0001 Par Value

This Prospectus covers the possible resale from time to time of the following shares of Common Stock, $0.0001 par value per share, (“Common Stock”) of CHDT Corporation, a Florida corporation, (“Issuer,” “CHDT,” “we,” “our,” or “us”) by certain selling shareholders:

• 35,000,000 shares of Common Stock that have not yet been issued by the Company; and
• 65,157,295 shares of Common Stock beneficially owned by Stewart Wallach, our Chief Executive Officer and President as well as a director; and
• 64,058,500 shares of Common Stock beneficially owned by Howard Ullman, our Chairman of the Board of Directors; and
• 500,000 shares of Common Stock beneficially owned by Gerry McClinton, our Chief Operating Officer and a director.

Mr. Wallach, Mr. Ullman, Mr. McClinton and CHDT Corporation and shall hereinafter also be referred to as the “Selling Shareholders.”

Our Common Stock is presently listed for trading on the Over-the-Counter Bulletin Board under the symbol “CHDO.OB.”

The shares offered by this Prospectus may be sold from time to time by the Selling Shareholders at prevailing market or privately negotiated prices. It is our intention to receive proceeds from the sale of the 35,000,000 shares of Common Stock owned by CHDT Corporation.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this Prospectus to read about certain factors you should consider before buying shares of our Common Stock.

We are a “penny stock” company (as defined by Securities and Exchange Commission Rules) and a micro-cap company and, as such, any investment in our Common Stock is highly risky and should only be considered by investors who can afford to lose their entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  April 24th,  2009

Certain Definitions:

“CHDT,”  “Company,”  “we,” “us,” and “our” shall mean  CHDT Corporation, a Florida corporation, and, unless the context indicates otherwise, its wholly owned subsidiaries.

“China” means the Peoples’ Republic of China and all territories thereof.

“Series B Preferred Stock” means CHDT Series B Convertible Preferred Stock, $0.10 par value per share.

“SEC” or “Commission” means the U.S. Securities and Exchange Commission.

“Shareholder(s)” means a person, persons, group, company or entity that is the beneficial owner of record of shares of Common Stock, $0.0001 par value per share, of CHDT.

“You” or “investor” mean any authorized recipient of this Prospectus.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information in this Prospectus. We have not authorized anyone to provide you with different information. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this Prospectus. From time to time, the Selling Shareholders may make offers to sell and seek offers to buy shares of their Common Stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our Common Stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for a person to receive the offer or solicitation.

Industry data and other statistical information used in this Prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

The Company’s fiscal year ends December 31st. Neither the Company nor any of its predecessors have been in bankruptcy, receivership or any similar proceeding.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements,” as that term is defined under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words “believe,” “anticipate,” “intend,” “estimate,” “expect” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” but are found in other parts of this prospectus as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of the Common Stock, include, but are not limited to:

·
Our ability to sell or place our products with the national and regional distributors and retailers that we depend on to sell our products to the public, especially since we lack the resources of our larger competitors to direct market and sell to the public and some of our competitors in certain business lines have significantly larger market share, brand recognition and consumer loyalty than we enjoy; and

·
Our ability to access our Chinese contract manufacturers of our products and the ability of Chinese contract manufacturers to produce products that are price and feature competitive with the products of our competition’s products;  and

·	Our need for and ability to locate affordable and additional financing for business and product development and mergers and acquisitions of new businesses and new product technologies, and

·
The lack of primary market makers and institutional investor support for our Common Stock in the public securities markets and the resulting susceptibility of our Common Stock to selling pressure and resulting inability to sustain increases in the market price for our Common Stock; and

·
Our history of a succession of failed businesses and product lines, poor financial performance, frequent changes in management and business focus  and poor performance of our Common Stock in the public securities markets discourages investment or funding of our Company by investors and traditional financial institutions; and

·	As a “penny stock” company, brokerage firms cannot recommend our Common Stock to investors or accept orders for our Common Stock without completing special paperwork; and

·
While our current executive management has prior experience in our current business lines and focus, our company has only been engaged in our current business lines since September 2006 and from September 2006 through January 2008 our management and resources were partially devoted to closing or selling businesses that were not compatible with, and ramping up our staff and business and product development efforts for, our current business lines and focus.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” start at page 11 below.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this Prospectus. This summary does not contain all of the information you should consider before deciding to invest in our Common Stock. Before making an investment decision, we urge you to read this entire Prospectus carefully, including the risks of investing in our Common  Stock discussed under “Risk Factors,” beginning on page 11  of this Prospectus, and our consolidated financial statements and related notes set forth at the end of this Prospectus.

Our Business

Holding Company: We are a public holding company organized under the laws of the State of Florida and engaged in business through our two sole, wholly owned operating subsidiaries: (1) Capstone Industries, Inc., a Florida corporation organized in 1997 and acquired by us in a cash and stock for stock transaction on September 13, 2006 (“Capstone”); and (2) Black Box Innovations, L.L.C., a Florida limited liability company formerly known as “Overseas Building Supply, L.C.”  until March 2008, and is currently inactive.

Market for Stock: Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the trading symbol “CHDO.OB” since August 2007.   Prior to August 2007, our company name was “China Direct Trading Corporation” and our trading symbol on OTCBB was “CHDT.OB.”

Business Lines: Capstone produces: (1) STP®-branded power tools and automotive accessories, and (2) portable booklights, specialty flashlights, multi-task lights , and(3) Eco-i-Lite line of power failure lights(4)  Computer peripheral devices.  These products, which are, unless indicated otherwise, manufactured for and under the trade name of “Capstone” by contract manufacturers in China, distributed by us and sold through regional and national retailers and distributors in the United States:

(See: “Current Products” below).

(1)           STP®-Branded Power Tools and Automotive Accessories:  Under an April 2007 licensing agreement with Clorox Company, we have the right to use the trade name STP® on a line of power tools and automotive accessories made for Capstone by Chinese manufacturers and sold by Capstone though its distribution channels in the United States. STP® is a registered trademark of The Armor All/STP Products Company, which is owned by Clorox Company.  Our licensing rights to the STP® trademark require periodic licensing payments to Clorox Company and achievement of certain milestones in sales.  Clorox Company is a Delaware corporation and an SEC reporting company.

A selection of these STP ®-branded products, which are designed for home use and are not contractor-grade tools, are: Screw drivers, power drills, inverters, spot-lights and automotive accessories.

Warranties.  We provide limited home use warranties, usually two years in duration, for most of our STP® branded power tools and one year for most of the automotive accessories.  Our product history has not been long enough to develop any opinion on the impact of warranty claims on our financial results for STP®-branded power tool products.  A full customer service hotline and repair center has been contracted out to support these needs as required.

(2) Portable Book Lights and Task Lights: Company launched an entire and expanded new line of booklights and multi-task lights, under the name PATHWAY LIGHTS at the International Housewares Show  in March 2009. We produce and sell the following LED lighting products under the Capstone National Brand : MULTI TASKBRIGHT LED Lights, POSER TASKBRIGHT, PAWPRINT TASKBRIGHT, ROYAL TASKBRIGHT Tasklights,  COMPACT 1 AND 2 BRIGHTBOOK Booklights, BRIGHT-SPOT 2 AND 3 Led   Booklights, MULTI-POSE BRIGHTBOOK  and MULTI-POSE “T” BRIGHTBOOK  Booklights,  THE MULTI-POSE RECHARGEABLE Booklight. These LED booklights are small, light-weight, and portable, attach to reading  materials and  illuminate the area of the text and are powered by batteries or an AC adapter.

(3) The Company also launched The Eco-i-Lite™ and Mini Eco-i-lite Power Failure Lights. Both use induction charge technology   and function as a power failure light, hand held flashlight, and night lite. Each product uses an encased lithium ion battery that when fully charged provides 8 + hours of battery life and LED light bulbs that last 100,000 hours.

(4) BBIL launched its product line and started operations in the second half of fiscal year 2008.  BBIL sells (1) Personal Pocket SafeTM – a portable computer flash memory device that provides pre-formatted fields for easy entry of all personal important records, documents and images and (2) Secret DiaryTM is a portable computer memory device that works on PC computer systems using as a personal diary --- providing pre-teens and teens with absolute privacy while allowing for complete creativity.

Personal Pocket SafeTM has the following features: click- Icons identify all of your personal vital categories; enter- preformatted fields allow easy entry of all records and also attach documents, photos, and other images; and view- Quickly view your information on any standard Windows based PC computer system (Vista/XP operating systems), any time, any place. No software installation is required for PC computer systems using Vista or XP by MicroSoft; and exit- The encrypted data auto-saves to your Personal Pocket SafeTM. When you’re done, no trace of the software or your data is left behind on the PC computer system.

Secret DiaryTM has the following features:  Secure - Personalized PIN-code and non-removable memory chip foils break-in attempts; Safe -  Hack-resistant with encryption software; Invisible --“Traceless” in that data entry leaves nothing on the host PC computer; Helpful - PIN replacement assistance and optional registration for Never-Lost, a backup subscription that retains your diary entries in case of loss or theft.

Distribution of Products:  Capstone distributes its products through existing national and regional distributors and retailers in the United States, including,   office-supply chains,  book store chains, warehouse clubs, supermarket chains, drug chains,  department stores, catalog houses, online retailers and book clubs.   Our largest distribution channels are: Target Stores, Wal-Mart, Kmart-Sears, Meijer Stores,  Staples,  Barnes & Noble book stores, Fred Meyer/Kroger Stores, Costco Wholesale, Sams Club, BJ’s Wholesale  Club, Cost –U –Less, Northern Tool & Equipment, CSK Auto and  SmartHome Inc.  These distribution channels may sell our products through the Internet as well as through retail storefronts and catalogs/mail order.  When we launch  new products,  our sales team will  introduce the new line to the applicable departments within our existing customer base.

Capstone personnel market and sell BBIL products and do so in the same manner as they market and sell Capstone products.

Dormant Subsidiaries. We have one wholly subsidiaries with no business operations, operating assets or staff: Souvenir Direct, Inc., a Florida corporation, (“SDI”).  We will liquidate SDI in 2009.

Recent Financings:

Bank Loan. On May 1, 2008, Capstone entered into a $2 million principal-amount, asset-based loan agreement with Sterling National Bank of New York City whereby Capstone received a credit line to fund working capital needs (“Loan”).   The Loan provides funding for an amount up to 85% of eligible Capstone U.S. accounts receivable and 50% of eligible Capstone inventory. The interest rate of the Loan shall be the Wall Street Journal Prime Rate plus one and one-half percent (1.5%) per annum (adjusted automatically with changes in the Wall Street Journal Prime Rate).  Capstone management believes that this credit line and available cash flow will be adequate to fund most of Capstone’s ongoing working capital needs. CHDT and Howard Ullman, the Chairman of the Board of Directors of CHDT, have personally guaranteed Capstone’s obligations under the Loan. The foregoing summary of the Loan is qualified in its entirety by reference to the documents evidencing the Loan, which are attached as exhibits 10.1 through 10.4 to the Form 8-K, dated May 1, 2008,  and filed with the SEC on May 8, 2008.

This Offering
Shares offered by Selling Stockholders
- 35,000,000 million shares of Common Stock that have not yet been issued by CHDT Corporation.
- 65,157,295 shares of Common Stock beneficially owned by Stewart Wallach, our Chief Executive Officer and President as well as a director; and
- 64,058,500 shares of Common Stock beneficially owned by Howard Ullman, our Chairman of the Board of Directors; and
- 500,000 shares of Common Stock beneficially owned by Gerry  McClinton, our Chief Operating Officer and a director.

Common Stock to be outstanding after the offering	595,041,646 shares of Common Stock. The shares being sold by the Selling Shareholders are already issued and outstanding.

Use of Proceeds
We will receive proceeds from the sale of the 35,000,000 shares of CHDT Corporation stock hereunder. We will receive money from any exercise of the Non-Qualified Stock Options.
See "Use of Proceeds" for a complete description

Risk Factors	The purchase of our Common Stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 11.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk and a number of risks and should be regarded as highly risky and very speculative. As a result, you should only consider purchasing Common Stock if you can reasonably afford to lose your entire investment. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks could materially harm our business, financial condition or future results. If any such risks materialize, the value of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Although we are optimistic about the potential of our current business line, our history is one of a succession of failed businesses, changes in business lines and management and businesses that failed to produce any sustained net profitability and we have not attained sustained net profitability in our current business line.

Our corporate history is a succession of failed businesses and businesses that failed to produce any sustained profitability and we have not been profitable under our current business line.  We also have a history of changes in management associated with changes in business lines and location of our principal executive offices.

While current management has worked since October 2006 to build a professional management team, develop a comprehensive strategic business and marketing-sales plan, arrange traditional bank financing for Capstone’s product and inventory needs and address many of the operating and financial deficiencies and problems listed below, the Company has been plagued throughout its history with the following deficiencies and problems: (a) continuing reliance on members of management and their affiliates to fund operations by loans or investing in the Company’s securities whenever cash flow from operations is inadequate to fund such overhead; (b) lack of readily available, affordable traditional bank financing for working capital needs and costs of significant corporate transactions (primarily mergers, acquisitions, business development and product development costs); (c) inadequate funding for mergers and acquisitions .; (d) changes in management and business focus that occur on average every two to four years; (e) cost of closing failed businesses and business lines and cost of starting new businesses and business lines to replace failed businesses; and (f) inability to raise working capital by offering Company securities in public offerings due to weak public market for the Common Stock (See: Risk Factors Relating to Our Common Stock below), which inability is the result of low market price for the Common Stock and poor financial track record of Company,  The efforts of the current management have demonstrated strong revenue growth , but still the Company has  not achieved profitability in operations and the Company may fail to achieve profitability under its current business lines and business strategies.

We may need additional financing in the future and any such financing may dilute our existing shareholders.

We anticipate that we will continue to experience growth in our gross sales and expenses for the foreseeable future and that our operating expenses will use all or most of our available cash flow and cash reserves. In the event that income growth does not meet our expectations, we may require additional financing for working capital. In addition, if we determine to grow our business through acquisitions, any acquisitions we consummate may require outside financing. Any additional financing may dilute our existing shareholders.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from our affiliates or other financial institutions. We may not, however, be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to us, if at all. If financing is not available, we may be forced to consider strategic alternatives, such as (but not limited to) curtailing certain aspects of our operations or closing certain operating locations. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants.

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in the financing markets could materially limit our ability to grow through acquisitions.

The markets for our products are competitive and we are a small business with limited resources.  We may be unable to sustain market share, win new market share or remain competitive against competing products. Our markets are such that we need to introduce new products or match the competition in price, features and technology to remain competitive and either win or maintain market share.
The principal competitive factors in our markets include:

·	Ongoing development of products that appeal to consumers in terms of design, price, functions and benefits;
·	Reductions in the manufacturing cost of competitors’ products;
·	The ability to maintain and expand distribution channels;
·	Existence of competing products with greater brand name appeal or recognition among consumers or with superior technologies or functions;
·	The ability to deliver our products to our customers when requested and to obtain sufficient shelf space and exposure at retailers’ stores;
·	The timing of introductions of new products and services;

·
The ability of larger competitors with greater resources than our company to engage in predatory marketing and sales efforts, including pricing products below cost,  to deny or reduce market share for our products, which tactics we lack the resources to counter;

·	The ability of management to handle growth and increased product lines with expanding markets; and
·	Our limited financial resources.

These and other prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their distribution networks and product offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors may enter into business relationships to provide additional products competitive to those we provide or plan to provide.

Our future growth is dependent on new products.

Growth in our future revenue stream and key to our goal of obtaining profitability depends to a large degree on our ability to successfully bring new products to market on a timely basis. We must continue to make significant investments in product development, including possible acquisition of other companies or products or technologies owned by other companies, in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance to justify the cost of development and marketing and sales efforts. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for products can be difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success, especially as a small business that may not have the leverage or standing with distributors and retailers as our larger competitors. A delay in new product introductions could have a significant negative impact on our results of operations, especially in terms of future dealings with the retailers and distributors that we rely upon to sell our products to consumers.

Our Products May Contain Errors or Defects, which Could Result in Damage to Our Reputation, Lost Revenues, Diverted Development Resources and Increased Service Costs, Warranty Claims and Litigation.

Although we have not experienced any problems, including litigation, with the quality or safety of our products, our products are used by the general public and we could be subject to product liability lawsuits (even though our products are covered by very short and limited product warranties). In general, our products may not be free from errors or defects, which could result in damage to our business or product reputation, lost revenues, diverted development resources, increased customer service and support costs, warranty claims and potentially ruinous litigation costs and damages – all of which could significantly harm our business, results of operations and financial condition.

Our success depends, in part, on our ability to obtain patent protection for our products, preserve our trade secrets, and operate without infringing the proprietary rights of others.

Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our technology, inventions and improvements that are important to the development of our business. We have three U.S. patents relating to various aspects of our products. Our patents or patent applications may be challenged, invalidated or circumvented in the future or the rights granted may not provide a competitive advantage. We intend to vigorously protect and defend our intellectual property. Costly and time-consuming litigation brought by us may be necessary to enforce our patents and to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We typically require our employees, consultants, advisors and suppliers to execute confidentiality agreements in connection with their employment, consulting, or advisory relationships with us. If any of these agreements are breached, we may not have adequate remedies available thereunder to protect our intellectual property or we may incur substantial expenses enforcing our rights. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or we may not be able to meaningfully protect our rights in unpatented proprietary technology.

We cannot assure that our current and potential competitors and other third parties have not filed or in the future, will not file patent applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or internationally. In the event we were to require licenses to patents issued to third parties, such licenses may not be available or, if available, may not be available on terms acceptable to us. In addition, we cannot assure that we would be successful in any attempt to redesign our products or processes to avoid infringement or that any such redesign could be accomplished in a cost-effective manner. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would harm our business.

We are not aware of any other company that is infringing any of our patents or trademarks nor do we believe that it is infringing on the patents or trademarks of any other person or organization.

If we experience manufacturing delays or interruptions in production, then we may experience customer dissatisfaction and our reputation could suffer.

If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently acquire various component parts for our products from a number of independent manufacturers in the United States. We would likely experience significant delays or cessation in producing our products if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur at any of our main suppliers. If we are unable to procure a component from one of our manufacturers, we may be required to enter into arrangements with one or more alternative manufacturing companies which may cause delays in producing our products. In addition, because we depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability. To date, we have not experienced any material delays to the point that our ability to adequately service customer needs has been compromised. As the business develops and quantity of production increases, it becomes more likely that such problems could arise.

Our directors, officers and our controlling shareholder possess controlling voting power with respect to our common stock, which will limit practically your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of approximately 272,199,564 shares of our Common Stock, which currently represents approximately 48.5% of our Common Stock.   Bart Fisher, a former senior officer and director of the Company who from time to time presents business opportunities to the Company and has paid for certain pre December, 2003 liabilities of the Company, and his wife, Margaret Fisher, own an aggregate of  74,100,419 shares of Common Stock, which currently represents approximately 13% of our outstanding Common Stock.  Bart Fisher may be deemed a business associate of the Company and sympathetic to and supportive of  Company management.  As a result, our directors, officers and Bart and Margaret Fisher (as our most significant non-management shareholder), will have the ability to control our management and affairs through the election and removal of our directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets.

This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our articles of incorporation grant our Board of Directors the power to issue additional shares of serial preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Our authorized capital consists of 700 million shares of capital stock with 100 million of those shares may be issued as serial preferred stock without any action by our shareholders.  Our board of directors may designate and issue serial preferred shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of preferred stock that may be issued could be superior to the rights of holders of our Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because we went public as a “blank check” company and are a “penny stock” company, we have not been able to and may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist since we started as a public blank check company and did not develop any primary market makers or support of major regional or national brokerage firms or security analysts of such brokerage firms.  This deficiency continues to plague the market price of our Common Stock to date.  Security analysts of major brokerage firms have not and may continue to not provide coverage of the Company or its publicly traded Common Stock because we are a “penny stock” company and have a poor historical record in terms of business and financial performance, there is no incentive to brokerage firms to recommend the purchase of our Common Stock. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to the Sarbanes-Oxley Act, standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC under Section 404 of the Sarbanes-Oxley Act of 2002 or “SOX” require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards.  We expect to devote additional resources to Section 404 of SOX compliance during the remainder of fiscal 2008 and on an ongoing basis.  In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares of Common Stock will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively impacted.

We rely on a limited number of Key Personnel but we have no Key Man Life Insurance.

We rely heavily on the skills and experience of Stewart Wallach, our Chief Executive Officer and President, and Gerry McClinton, our chief operating officer, for executive operations management, strategic planning, product selection, financial management and maintaining our relationship with essential retailers and distributors.  If either person was unwilling or unable to continue in his current position, we have no key man life insurance or reserve to pay to find and compensate an qualified replacement.  Based on current cash flow, we would have to offer a large incentive compensation package to hire a qualified replacement for either Mr. Wallach or Mr. McClinton at prevailing fair market compensation levels for such positions.  In light of the anemic historical performance of our publicly traded Common Stock, even a large incentive compensation package may not attract qualified replacement for either executive.  The inability to replace either Mr. Wallach or Mr. McClinton would significantly and adversely affect our company’s ability to effectively manage operations and implement our strategic business plan and these two functions are critical to our efforts to build a profitable company.

Risk Factors Relating to the Common Stock.

Our Common Stock trades only on the OTC Bulletin Board in the United States.

Trading of our Common Stock is conducted on the Over-the-Counter Bulletin Board in the United States. This fact as well as the lack of primary market makers and no institutional support for our Common Stock results in an adverse impact on the liquidity of our Common Stock, especially in terms of the number of shares that can be bought and sold at a given price, the timing of transactions and lack of security analysts’ and the media’s coverage of us and our Common Stock. This may result in lower prices for our Common Stock than might otherwise be obtained, selling pressure causing significant drops in the market price for our Common Stock, an inability to raise the market price for our Common Stock above five cents on any sustained basis and could also result in a larger spread between the bid and asked prices for our common stock.

Our Common Stock’s Market Price may be volatile and could fluctuate widely in Market Price, which could result in substantial losses for investors or an illiquid market for the Common Stock.

The market  price of our Common  Stock is likely to be highly  volatile and could  fluctuate  widely in price in  response to various  factors,  many of which are beyond our control, including:

*	our lack of primary market makers for our Common Stock – we have market makers but none are primary market makers who maintain an inventory of our Common Stock and actively support the Common Stock;
*	sale of our Common Stock to fund operations;
*	the lack of research analysts or news media coverage of CHDT or our Common Stock;
*	additions or departures of key personnel;
*	sales of our Common Stock;
*	our status as a “Penny Stock” Company;
*	our ability to execute our business plan;
*	operating results below expectations;
*	loss of any strategic relationships;
*	industry developments;
*	economic and other external factors,, especially inflation may cause consumers to delay or not purchase consumer goods like our products; and
*	period-to-period fluctuations in our financial results.

You may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never paid any dividends on our Common Stock and we do not anticipate that we will pay any dividends for the foreseeable future on our Common Stock. Accordingly, any return on an investment in us will be realized only when you sell shares of our Common Stock.

Our Common Stock is “penny stock” under SEC Rules.

Our Common Stock is currently traded on the  OTCBB and is subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTCBB,  it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Sale of a substantial number of shares of Common Stock by the Selling Shareholders may cause the Market Price of the Common Stock to collapse.

Although the Selling Shareholders do not currently intend to sell any significant number or percentage of their shares of Common Stock, whether shares currently held or issuable upon conversion of Series B Preferred Stock or exercise of Non-Qualified Stock Options, the conversion of the Series B Preferred Stock and/or the exercise of the Non-Qualified Stock Options would substantially dilute the stock ownership and voting power of the other shareholders of Common Stock.  The market price of our Common Stock could decline as a result of sales of substantial amounts of our Common Stock in the public market, or the perception that these sales could occur.  These factors could make it more difficult for us to raise funds through future offerings of Common Stock.  While we have obtained a line of credit from the Sterling National Bank for Capstone’s working capital needs, we continue to date to rely on private placement of our securities and loans from management to fund operations or business development efforts.  Such reliance will not only further dilute shareholders’ ownership in the Common Stock and their voting power, but may also adversely affect the market price of our Common Stock by creating the impression of financial weakness and further dilution of shareholders’ equity stake in the Company. Since our Common Stock typically trades below three cents per share on the OTCBB, such further dilution from selling by the Selling Shareholders or conversion of the Series B Preferred Stock or exercise of Non-Qualified Stock Options could collapse the market for our Common Stock to one cent or below per share.  Such a decrease in market price for the Common Stock makes an investment in our Common Stock even more unattractive or risky to investors.

The lack of primary market makers and institutional investor support for our Common Stock limits the ability of our Common Stock to maintain any increases in Market Price.

We lack primary market makers and extensive institutional support for our Common Stock traded in the public markets. As result, whenever the market price for our Common Stock experiences any significant increase in market price, it is difficult for our Common Stock to maintain such an increased market price due to  the pressure of shareholders selling shares of Common Stock to reap any profits from such increase in market price and the lack of primary market makers and institutional investors to stabilize and support any such increase in market price of our Common Stock (by not selling their positions of such stock in response to market price increases and entering the market to purchase more shares of our Common Stock).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and related notes that appear at the end of in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this prospectus.

Management's discussion and analysis provides supplemental information, which sets forth the major factors that have affected our financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes. Management's discussion and analysis is divided into subsections entitled “Forward Looking Statements,” “Introduction,” “Results of Operations,” “Liquidity and Capital Resources,” “Critical Accounting Policies,” and “Risk Factors.” Information therein should facilitate a better understanding of the major factors and trends that affect our earnings performance and financial condition, and how our performance during 2008 compares with prior years.

Forward Looking Statements

Management’s Discussion and Analysis contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors – many of those factors being beyond our control or ability to predict. Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Actual results may differ significantly from anticipated business and financial results.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Introduction

The following discussion and analysis summarizes the significant factors affecting: (i) our consolidated results of operations for 2008 compared to 2007; and (ii) financial liquidity and capital resources.  This discussion and analysis should be read in conjunction with our consolidated financial statements and notes included in this Form 10-K.

We are a developer and manufacturer of niche consumer products selling to distributors and retailers in the United States. Our Capstone subsidiary currently operates in five primary business segments:  Lighting, Power Failure Lighting, Power Tools, Automotive Accessories and Computer Peripherals.

Our growth strategy has four main elements:

1. Introduce our new product lines to more departments at existing retail distribution channels; and

2. Continue to expand retail distribution and move into new distribution channels; and

3. Release new innovative products in order to expand existing categories; and

4. Through acquiring businesses that have innovative products that would compliment our existing marketing strategies.

Capstone Lighting products specialize in low cost, innovative portable lighting products that we believe can win a profitable niche in market share without high market penetration costs (especially marketing and advertising costs).  Capstone sells booklights, multi-task lights, flashlights and also offers “Private Label” programs to major retailers.   “Private Label” is the manufacture of products by a company and those products are sold under the name or trade name of the manufacturer’s retailers, distributors or bulk buyers.  In March 2009  at the International Hardware Show, Capstone launched    a new and expanded line of booklights and multi-tasklights under the name PATHWAY LIGHTS.

In 2008 Capstone also launched the Eco-i-Lite ™ Power Failure Lights. In March 2009 the company launched additional Eco-i –Lite™ products and many new trendy colors. The Eco-i-Lite products have been developed in association with the engineers from the STP® tools business unit.

STP®-branded tools were launched in October 2007. This product line includes the new technology lithium batteries for the 3.6v, 4.0v, 8.0v screwdrivers and 12v and 20v drill driver lines. The 20v system incorporates the Capstone designed Power Axis Universal Battery System which allows the same battery to be interchangeable with other 20v STP®-branded power tools such as reciprocating saw, jig saw, circular saw, impact wrench, work light, detail sander and other products. The line also includes the 19.2v Ni-cad drill driver system, which system also uses a Universal Battery System.

STP®-branded Automotive Accessories were also launched in October 2007. This product line includes 200w, 400w, 800w and 1000w inverters, rechargeable Spotlights from 1 million candle power up to 10 million candle power, 12v air compressor, garage clocks and weather centers.

As of the date of this Report, we do not believe that we have a long enough history in promoting the STP®-branded products to determine if this product line will be successful or sustainable.

As a small business issuer with limited resources, we do not have the resources to compete head-to-head with larger, more established competitors for any of the products.  While we face fewer competitors in our booklight and specialty light product line, we face many national or regional brand-named competitors in the power tool product line. In general, we attempt to compete by leveraging the engineering and manufacturing capabilities of our Chinese contract manufacturers in order to provide quality  products with more functions at what we deem to be a value price and supported.

We also seek to license established trade names to assist in competing with larger competitors.  STP® is the first instance of trying this strategy. We believe that the use of a trade name like STP® combined with the competitive (in terms of functions, quality and features) products offered will reduce the cost of market penetration, which is essential because we do not have the money or funding to compete head-to-head, market-to-market with large competitors like Black & Decker, Mikita, Bosch or Ryobi.  We believe that licensing an established trade name like STP® was important to compete in the home use power tool market because that industry has many very large competitors with established market shares and years of consumer loyalty to their product lines. Black & Decker is one example of a large, established competitor in the North American home use power tool market.

Since the start of the 1990’s, the history of CHDT has been a series of failed operating subsidiaries engaged in various business lines.  With each failed business, we usually experienced a change in management and business focus.  We believe that these past failures were due to a combination of one or more of the following: (1) inadequate financing of operations; (2) absence of a readily available sources of affordable funding for operations and product and business exception; (3) absence of any or enough experienced managers or executives; (4) lack of adequate strategic and financial planning and accurate budgeting projections; (5) general economic conditions and downturns in industries that undermined many small businesses, especially in the value-added reseller of computer hardware and software developer and systems developer industries; (6) inability to raise money in the public markets due to poor financial track record of CHDT, resulting low stock market price  and lack of sufficient institutional investor and market maker support for CHDT Common Stock; (7) selection of business lines that CHDT was ill suited to compete in or acquire; (8) operating losses severely limiting the business  and financial options and resources of CHDT;  (9) frequent changes in management and business lines; (10) concurrently operating incompatible business lines that were ill-suited for a small business issuer; and (11) acquisitions that diverted resources from existing operations and ultimately failed and, as such, hindered CHDT’s efforts to attain profitability on a sustained basis.

Starting in 2007, we have sought to avoid the problems of the past by recruiting an experienced management and sales team for the stated purpose to develop and expand a consumer products business and we have endeavored to raise funds for planned business development efforts.  These steps have resulted in losses on a quarter-by-quarter basis for fiscal year 2008, except the 3rd quarter in which we had a profit, but we believe that this investment in corporate infrastructure is necessary to lay the foundation for future success and business and product development.  While we are not certain that our current strategy and business line will produce sustained future profitability or any growth, we believe that the current strategy and business line is the best approach for our current management team and available resources and, in our opinion, the most likely path to any hope of sustained future profitability.

For the years ended December 31, 2008 and 2007, the Company’s revenues were derived from 5 sources: (i) the sale of our booklight products (Capstone and its booklight product line was acquired by CHDT in September 2006); (ii) sale of Eco-i-Lite ™ Power Failure Lights, (iii) sale of our STP® tools power drills and automotive accessories; (iv) for fiscal year 2007, the sale of promotional, gift and souvenir items by our sold SDI subsidiary; and (v) revenues, if any, from our 51% membership interest in CPS, which interest we divested in 2007.

Despite the recent efforts to make CHDT and its operations a focused and professionally run organization, we continue to be hampered in our efforts to achieve sustained profitability by problems that stem from the past and our history of failed businesses.

The failure of CHDT to achieve sustained profitability in its operations continues to hamper our efforts to establish and sustain a profitable, growing business.  In fiscal year 2008, we had to continue our historical reliance on raising working capital for operations and business and product development by selling securities to investors and/or receiving loans or investment from members of management or their affiliates. We   were able to obtain a conventional asset based bank loan  to help support Capstone operations and working capital needs ,however we may have to continue to raise working capital for  CHDT working capital and for Capstone business and product development (as well as mergers and acquisitions of other companies or their products) by selling our securities in private placements to investors and/or loans or investments by our management and their affiliates. This reliance on private placements of securities and insider loans or investments adds to the already huge number of outstanding shares of Common Stock, dilutes our shareholders and further weakens our ability to attract primary market makers and institutional investor support for our Common Stock as a publicly traded security and also adversely impacts on our ability to do mergers and acquisitions, attract traditional bank funding or raise working capital by public offerings of our securities.

Our lack of primary market makers and institutional investor support of our Common Stock also contributes to our burden in achieving sustained, profitable business lines.   These problems stem from the manner in which CHDT was taken public in the late 1980’s and developed a public market for the Common Stock in 1998.  CHDT did not, and perhaps could not under then current circumstances, do an underwritten initial public offering and produce a national network of broker-dealers and institutional investors interested in long-term investment in CHDT and stability in the market price for the Common Stock. As a result, we have had difficulty in sustaining any increases in the market price of the Common Stock.  When the market price of the Common Stock enjoys any significant percentage increase, shareholders tend to sell the Common Stock to reap any gains (no matter how small) from the market price increase and the selling causes the market price of the Common Stock to fall back to prior levels.  Since there are no primary market makers or institutional investors supporting the Common Stock, there are no investors effectively countering the impact of the selling pressure on the market price for the Common Stock. The low market price and lack of support for our Common Stock means that we are hampered in our ability to resort to the public markets to raise working capital because of the low stock market price. As such, we do not readily enjoy one of the principal benefits of being a public company: ready access to the public securities markets for working capital.

We intend to address the above problems in public and market maker support for our Common Stock by: (1) establishing  revenue growth  in consecutive fiscal quarters in our current consumer product business line in order to demonstrate that current management has a sound business line and business strategy; (2) upon establishing a record of profitability, members of management and agents will solicit support from institutional investors, asset managers, market makers and others to provide long-term investors in the Common Stock and stability in the public market for the Common Stock; (3) seek investment banker assistance in developing a strategic plan, including an acquisition plan, to dramatically grow CHDT in our core business line, the consumer product line.  We can make no assurances that we shall succeed in this effort.

We intend to remain focused on niche consumer products that we believe can attain a profitable market niche with minimal market penetration costs and is attractive to our existing distribution channel of regional and national retailers and distributors. We intend to develop new products by internal efforts as well as acquire new products by mergers and acquisitions.

Results of Operations: For the year ended December 31, 2008, the Company had a net loss from continuing operations of approximately $1,338,000. For the year ended December 31, 2007 the Company had a net loss from operations of $1,213,000. That is a net loss increase of $125,000 over 2007 results.

Total Net Revenues: For the year ended December 31, 2008 and 2007, the Company had total sales of approximately $6,616,000 and $2,826,000 respectively, for an increase of $3,790,000 which represents an 134% increase over 2007 results. All of the revenue was generated by Capstone. This increase was due to placement of STP® branded products shipped to automotive retailers, online retailers, and warehouse clubs, placement of the Eco-i-Lite, the Company’s new  multi functional light which we expect will be a strong revenue producer in 2009 and continued sales of our Booklight program.  The 2007 revenues did not include any revenues from the new STP-branded tools..

Cost of Sales: For the year ended December 31, 2008 and 2007, we had cost of sales of approximately $4,589,000 and $1,623,000, respectively. This cost represents 69.4% and 57.4% respectively of total Revenue. As a percentage of Total Revenue costs have increased. This is a direct result of the expanded mix of products now being sold.  In 2007 Revenues were primarily comprised of book lights sales.

Gross Profit: For 2008, gross profit was $2,026,000, an increase by approximately $823,000 or 68% from 2007.  For 2007, gross profit was $1,203,000.  Gross profit as a percentage of sales was 30.6% for the year as compared to 42.6% for 2007. This gross profit decrease is a direct result of two factors.

1.  With our expanded product lines the Gross Profit is now a blended percentage.  Each product category provides a different Gross Profit percentage

2.  Our larger customers are now buying on a direct import basis. The gross margin percentages are lower in this selling scenario but the Company’s expenses are also reduced as the customer is responsible for related expenses such as freight, duties and handling costs.

Even though the blended gross profit % to sales has decreased, the overall gross profit increased by $823,000 or 68% from 2007. This increase is attributed directly to the increase in product sales volume.

Operating expenses were $3,075,000 in 2008 as compared to $2,454,000, an increase approximately by $621,000. This increase can be attributed to various factors.

Employee compensation for 2008 was $1,593,000 an increase of $173,000 from $1,420,000 in 2007. This was the result of hiring executives to build up the management structure for CHDT and the hiring of experienced sales executives to assist in launching  Capstone’s new product lines and  STP-branded tools . Note the 2007 expense only reflected part of the payroll expense of the new management team.  CHDT also recognized in the compensation expense approximately $523,123 for stock options granted in 2008.

For  2008  the Sales and Marketing Expenses were $557,000  an increase of $390,000 or 233% over the $167,000 expensed in 2007. This reflects the increased sales and marketing efforts being made to promote our new product lines and investment for future continued revenue growth.

Depreciation and Amortization Expenses were $177,000 an increase of $139,000 or 365% over the $38,000 expensed in 2007. This represents the depreciation and amortization of the cost of investing in the new moulds for the power tools and Eco-i-Lite programs and investment in new packaging design and molds. This represents another investment for possible future revenue growth.

Other Income (Expense): Interest Expenses for 2008 was $291,000 an increase of $166,000 or 133% over $125,000 expensed in 2007. This expense increase was the direct result of the new bank line of credit and additional funding required to finance the increased order activity overseas.

Net Income (Loss):

The Loss for 2008 was $1,338,000 against a Loss of $1,213,000 for 2007, an increased loss of $125,000. Despite the increased revenue our loss increased. However we have incurred substantial expense in 2008 that will help us to continue future revenue growth.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings.  The allowance for bad debt is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables.  This evaluation in inherently subjective and requires estimated that are susceptible to significant revisions as more information becomes available.

As of December 31, 2008, management has recorded an allowance for doubtful accounts of $67,433.  Net accounts receivable at December 31, 2008 was $2,399,859.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments, SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations, applied for periods through December 31, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123(R). The Company has applied the provision of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective application transition method, which requires the application of the accounting standard as of January 1, 2006, the first date of the Company’s fiscal year. The Company’s consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of the grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expenses over the requisite service periods in the Company’s consolidated statements of income (loss). Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123). Under the intrinsic value method, compensation expense under fixed term option plans was recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeded the exercise price. Accordingly, for those stock options granted for which the exercise price equaled the fair market value of the underlying stock at the date of grant, no expense was recorded.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  There was no stock-based compensation expense attributable to options for the years ended December 31, 2007 and 2006 for compensation expense for share-based payment awards granted prior to, but not vested as of December 31, 2005.  Such stock-based compensation is based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.  Compensation expense for share-based payment awards granted subsequent to December 31, 2005 are based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

In conjunction with the adoption of SFAS 123(R), the Company adopted the straight-line single option method of attributing the value of stock-based compensation expense. As stock-based compensation expense is recognized during the period is based on awards ultimately expected to vest, it is subject to reduction for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As of and for the year ended December 31, 2008, there were no material amounts subject to forfeiture. The Company has not accelerated vesting terms of its out-of-the-money stock options, or made any other significant changes, prior to adopting FASB 123(R), Share-Based Payments.

On April 23, 2007, the Company granted 130,500,000 stock options to two officers of the Company.  The options vest at twenty percent per year beginning April 23, 2007.  For the year ended December 31, 2007, the Company recognized compensation expense of $503,075 related to these options. On May 1, 2008, 850,000 of the above stock options were canceled and on May 23, 2008, 74,666,667 of the above stock options were cancelled.  For year ended December 31, 2008, the Company recognized compensation expense of $405,198 related to these options.

On May 1, 2007, the Company granted 4,000,000 stock options to five employees of the Company.   The options vest over two years.  For the year ended December 31, 2007, the Company recognized compensation expense of $29,214 related to these options.   During 2008, 1,000,000 of the above options were cancelled prior to vesting.  For the year ended December 31, 2008, the Company recognized compensation expense of $25,131 related to these options.

On October 22, 2007, the Company granted 700,000 stock options to a business associate of the Company.  The options vest over two years.  For the year ended December 31, 2007, the Company recognized compensation expense of $1,330 related to these options.  For the year ended December 31, 2008, the Company recognized compensation expense of $7,978 related to these options.

On January 10, 2008, the Company granted 1,000,000 stock options to an advisor of the Company.  The options vest over one year.  For the year ended December 31, 2008, the Company recognized compensation expense of $19,953 related to these options.

On February 5, 2008, the Company granted 3,650,000 stock options to four directors and one employee of the Company.  The options vest over two years.  For the year ended December 31, 2008, the Company recognized compensation expense of $59,619 related to these options.

On May 1, 2008, the Company granted 850,000 stock options to an employee of the Company.  The options vest over two years.  For the year ended December 31, 2008, the Company recognized compensation expense of $5,242 related to these options.

The Company recognizes compensation expense paid with common stock and other equity instruments issued for assets and services received based upon the fair value of the assets/services or the equity instruments issued, whichever is more readily determined.

As of the date of this report the Company has not adopted a method to account for the tax effects of stock-based compensation pursuant to SFAS 123(R) and related interpretations. However, whereas the Company has substantial net operating losses to offset future taxable income and its current deferred tax asset is completely reduced by the valuation allowance, no material tax effects are anticipated.

During the year ended December 31, 2005, the Company valued stock options using the intrinsic value method prescribed by APB 25.  Since the exercise price of stock options previously issued was greater than or equal to the market price on grant date, no compensation expense was recognized.

Write-Off Notes Receivable:  In December 2007, we determined that two notes, totaling $427,710 held by CPS were uncollectible. The first note executed by CPS William Dato on June 27, 2006 was part of the Purchase and Settlement Agreement, dated December 31, 2007, (See Exhibit 2.1 to Form 10-KSB for the fiscal year ended December 31, 2007) and was valued at $202,150 when written off.  The second note executed on January 26, 2007 was part of the Purchase and Settlement Agreement, dated December 31, 2007,  (See Exhibit 2.1.1 to our Form 10-KSB for the fiscal year ended December 31, 2007) entered into with CPS to allow for the repurchases by CPS of the 51% membership interest owned by CHDT. This note was valued at $225,560 when written off.   CHDT aggressively pursued legal action to collect these notes, but they are now deemed uncollectable.

Directors & Officers Insurance: We currently operate with directors’ and officers’ insurance and we believe our coverage is adequate to cover likely liabilities under such a policy.

Impact of Inflation: To date, we have not experienced any significant effect from inflation.  Our major expenses have been the cost of selling and marketing product lines to customers in North America.  That effort involves mostly sales staff traveling to make direct marketing and sales pitches to customers and potential customers trade shows around North America and visiting  China to maintain and seek to expand distribution  and  manufacturing relationships and channels.  We generally have been able to reduce cost increases by strong negotiating or re-engineering products.

Currency. The U.S. dollars is the currency of used in all of our commercial transactions.

Discussion of Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. The preparation of these financial statements requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary materially from these estimates under different assumptions or conditions.

Our significant accounting policies are discussed in Note 1, “Nature of Business and Summary of Significant Accounting Policies,” of the notes to our audited consolidated financial statements included in this prospectus.

We believe that the following critical accounting policies affect the more significant estimates and assumptions used in the preparation of our consolidated financial statements:

SEC Staff Letters and Adjustment of Prior Financial Statements.  None for fiscal year ended December 31, 2008.

Prior Fiscal Years.  As previously reported in our SEC filings, we received comments and inquiries from the Division of Corporation Finance (“DFC”) of the Securities and Exchange Commission on or about September 7, 2007, which communication concerned our Form 10-KSB for the fiscal year ended December 31, 2006. The comments and inquiries were part of the DFC’s periodic review of SEC-reporting company Securities and Exchange Act of 1934 periodic filings. As part of the Company’s response to the SEC, the Company filed a Form 8-K, dated and filed with the Commission on October 12, 2007, to report the corrections to the financial statements for the Company’s fiscal year ended December 31, 2005 that were previously filed as Note 14 to the financial statements of the Company’s Form 10-KSB for the fiscal year ended December 31, 2006.

Note 14 states in its entirety: “We have restated our balance sheet at December 31, 2005, and statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005.  The restatement impacts the year ended December 31, 2005, but has no effect on the financial statements issued in prior fiscal years. The restatement is the result of a correction of an error.  In 2005, the Company did not accrue $175,000 of directors' fees that had been authorized, but not paid at December 31, 2005. The $175,000 was paid in 2006 with the issuance of Common Stock. Also, the Company had accrued $30,600 in payroll tax expense on accrued compensation of $200,000 that had been paid in stock at December 31, 2005, that was subsequently treated as contract services and not employee services.  The impact of the restatement on the balance sheet was to increase current liabilities from $573,351 to $717,751.  The impact of the restatement on net loss is an increase of $144,400, from $589,171 to $733,571 net of tax for the year ended December 31, 2005. There was no change in the loss per share.”

Date of Conclusion regarding Corrections to Annual Financial Statements for the Fiscal Year Ending December 31, 2005.  The errors in accounting treatment of the two compensation issues referenced above came to light on March 1, 2007 as a result of the audit work for the fiscal year ending December 31, 2006.

Audit Committee Response: Independent director and audit committee member Jeffrey Guzy has discussed the aforementioned corrections with Robison Hill & Co., the Company’s public auditors.  The conclusion of those discussions was that the errors were the result of Company management misunderstanding inquiries from the public auditors and that misunderstanding resulted in a response to the auditors that produced the two errors in the fiscal year 2005 audit. Mr. Guzy and the public auditors also concluded that the Company’s addition of a chief operating officer with financial and accounting experience in early 2007 and the addition of an in-house bookkeeper assisted by a local accountant in early 2007 should help prevent any repeat of the miscommunication between management and the public auditors about such compensation matters and their accounting treatment.

Liquidity and Capital Resources

At December 31, 2008, we had cash of $156,371 compared to $257,802 at December 31, 2007. Cash decreased by $101,431 during fiscal year ended December 31, 2008 and cash increased by $59,718 during fiscal year ended December 31, 2007. For fiscal year ended December 31, 2009, we believe that our available cash, cash flows from operations,   available funds from our asset based loan with Sterling Bank,combined with short term loans from directors and the proceeds  from  the sale of CHDT treasury  Common Stock as needed, will be sufficient to fund our liquidity and capital expenditure requirements during fiscal year ended December 31, 2009.

Net cash used by operating activities was $613,649 in fiscal year ended December 31, 2008 as we suffered an operating loss of $1,338,736 and $1,297,964 in December 31, 2007 as we suffered an operating loss of $1,213,658.  Operating cash flows from 2007 to 2008 consist of money spent increasing our executive staff, sales force, infrastructure and marketing and sales expenditures as Capstone ramped up to promote existing and new products.  No dividends have been paid by us at any time prior to the date of this Prospectus.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.  We have had no changes in accountants or disagreements with our accountants in fiscal year ended December 31, 2008 or in 2009 to date.

DESCRIPTION OF BUSINESS

General Overview. We are a public holding company organized under the laws of the State of Florida and engaged in business thorough our sole, wholly owned operating subsidiary, Capstone Industries, Inc., a Florida corporation organized in 1997 and acquired by us in a cash and stock transaction on September 13, 2006 (“Capstone”).  Our Common Stock, $0.0001 par value, is quoted on the Over-the-Counter Bulletin Board under the Symbol “CHDO.OB” (“Common Stock”).  Capstone produces: (1) STP®-branded power tools and automotive accessories, and (2) portable booklights, specialty flashlights, multi-task lights (3) Eco-i-Lite  power failure lights, (4) BBIL – computer peripherals , through Chinese contract manufacturers.  We distribute those products through national and regional retailers and distributors in the United States (See: “Current Products” below).

We have one wholly subsidiary with no business operations, operating assets or staff: Souvenir Direct, Inc., a Florida corporation, (“SDI”), which was used to sell our former souvenir, gift and promotional products.  We will  liquidate SDI in 2009,

Current Products.     Capstone is engaged in the business of producing the following consumer products, which are, unless indicated otherwise, manufactured for and under the trade name of “Capstone”.

(1)           STP®-Branded Power Tools and Automotive Accessories:  Under an April  2007 licensing agreement with Clorox Company, we have the right to use the trade name STP® on a line of power tools and automotive accessories made for Capstone by Chinese manufacturers and sold by Capstone though its distribution channels in the United States. STP® is a registered trademark of The Armor All/STP Products Company, which is owned by Clorox Company.  Our licensing rights to the STP® trademark require periodic licensing payments to Clorox Company and achievement of certain milestones in sales.  Clorox Company is a Delaware corporation and an SEC reporting company.

A selection of these STP ®-branded products, which are designed for home use and are not contractor-grade tools, are:

(a)
3.6 Volt Cordless Li-Ion Screwdriver with internal Lithium batteries, forward-reverse trigger, directional indicator lights and soft touch exterior coating with 2 drill bits and 4 screw bits in a charging cradle.

(b)
4.0 Volt Cordless Li-Ion Screwdriver with internal Lithium batteries, forward-reverse trigger, directional indicator lights, Led work light with 4 screw bits and 2 drill bits – screwdriver has a soft touch exterior coating and comes in a sturdy storage bag.

(c)
8.0 Volt Cordless Li-Ion Screwdriver with internal Lithium batteries, forward-reverse trigger, directional indicator lights, Led work light with 4 screw bits and 2 drill bits – screwdriver has a  soft touch exterior coating and comes in a sturdy storage bag.

(d)
12 Volt Cordless Li-Ion Drill and Driver with 12 Volts of battery power, Lithium-Ion battery power source, 3/8” chuck, 16 torque settings, variable speed trigger, forward and reverse button, built-in LED work light, over-mold comfort grip and soft touch exterior coating.  Product includes a carry case, 1-hour battery charger, four driver bits and two drill bits and a sturdy storage bag.

(e)
20.0 Volt Cordless Lithium 2 Piece Starter Kit, which includes a Drill-Driver, which has 3 led work light, battery meter, bubble level over-mold comfort grip, 1 hour fast battery charger and lithium battery.

(2)  AUTOMOTIVE ACCESSORIES

Inverters:

(a)  200 Watt, 400 Watt, 800 Watt and 1000 Watt Inverters;

(b)  12 Volt Portable Air Compressor (inflates up to 250psi);

(c)  Spotlights, in various candle power strengths from 1million cpm-10million cpm.

Warranties.  We provide limited home use warranties, usually two years in duration, for most of our STP® branded power tools and one year for most of the automotive accessories.  Our product history has not been long enough to develop any opinion on the impact of warranty claims on our financial results for STP®-branded power tool products. However a full customer service hotline and repair center has been contracted out to support these needs as required.

(2) Portable Book Lights and Task Lights:  We produce and sell the following LED lighting products under the Capstone name: Mini, Multi, Poser, Royal and Pawprint Taskbright LED Lights, Compact 1 and 2  Brightbook, ,Brite-Spot 2 and 3 Led Booklights,  , The  Multipose Brightbook and Multipose “T” Booklights and Multipose “T” Rechargeable Booklight. These LED booklights are small, light-weight,  and portable, attach to reading  materials and  illuminate the area of the text and are powered by batteries or an AC adapter.  The Company launched an entire and expanded new line of booklights and multi-task lights, under the name PATHWAY LIGHTS at the International Housewares Show  in March 2009

(3) The Company also launched The Eco-i-Lite™ and Mini Eco-i-lite Power Failure Lights. Both use induction charge technology   and function as a power failure light, hand held flashlight, and night lite. Each product uses an encased lithium ion battery that when fully charged provides 8 + hours of battery life and LED light bulbs that last 100,000 hours.

(4) BBIL launched its product line and started operations in the second half of fiscal year 2008.  BBIL sells (1) Personal Pocket SafeTM – a portable computer flash memory device that provides pre-formatted fields for easy entry of all personal important records, documents and images and (2) Secret DiaryTM is a portable computer memory device that works on PC computer systems using as a personal diary --- providing pre-teens and teens with absolute privacy while allowing for complete creativity.

Personal Pocket SafeTM has the following features: click- Icons identify all of your personal vital categories; enter- preformatted fields allow easy entry of all records and also attach documents, photos, and other images; and view- Quickly view your information on any standard Windows based PC computer system (Vista/XP operating systems), any time, any place. No software installation is required for PC computer systems using Vista or XP by MicroSoft; and exit- The encrypted data auto-saves to your Personal Pocket SafeTM. When you’re done, no trace of the software or your data is left behind on the PC computer system.

Secret DiaryTM has the following features:  Secure - Personalized PIN-code and non-removable memory chip foils break-in attempts; Safe -  Hack-resistant with encryption software; Invisible --“Traceless” in that data entry leaves nothing on the host PC computer; Helpful - PIN replacement assistance and optional registration for Never-Lost, a backup subscription that retains your diary entries in case of loss or theft.

Distribution of Products:  Capstone distributes its products through existing national and regional distributors and retailers in the United States, including, office-supply chains, book store chains, warehouse clubs, supermarket chains, drug chains, department stores, catalog houses, online retailers and book clubs.  Our largest distribution channels are: Target Stores, Wal-Mart, K-Mart –Sears, Meijer Stores,  Staples, , Barnes & Noble book stores, Fred Meyer/Kroger Stores, Costco Wholesale, Sams Club, BJ’s Wholesale  Club, Cost –U –Less, Northern Tool & Equipment, CSK Auto and  SmartHome Inc.  These distribution channels may sell our products through the Internet as well as through retail storefronts and catalogs/mail order.  When we launch new products, our sales team will introduce the new line to the applicable departments within our existing customer base.

Capstone personnel market and sell BBIL products and do so in the same manner as they market and sell Capstone products.

Corporate History. The Company was incorporated under the name “Freedom Funding, Inc." in Delaware on September 18, 1986.  On January 18, 1989, the Company reincorporated from Delaware to Colorado. On November 18, 1989 the name of the Company was changed to "CBQ, Inc." On May 17, 2004, the Company changed its name from  "CBQ, Inc.” to “China Direct Trading Corporation” and also reincorporated from Colorado to Florida by a statutory merger.

Our and Capstone’s principal offices are located at 350 Jim Moran Boulevard, Suite 120, Deerfield Beach, Florida 33442, located in Broward County, and our telephone number at that office is (954) 252-3440.

From 1986 through 1997, the Company had no business operations and its sole activity was to pursue its business plan to investigate business opportunities in which to engage by merger or acquisition. The Company was a "blank check" shell company during this initial development stage.

From 1997 through 2002, the Company acquired a series of small, private companies. These operating subsidiaries were engaged in either software systems development operations, resellers of computer hardware and software manufactured by other companies, installers and repair firms of computer networks, or providers of various information technology technical consulting services. Most of these acquisitions were accomplished by stock-for-stock exchanges. By the fourth quarter of 2002, these operating subsidiaries had ceased conducting business due to their inability to compete effectively in their respective geo-graphical markets; loss of key sales, technical, sales and management personnel; unexpected downturns in customer demand in certain industries (especially in the value-added reseller of computer hardware and software), inadequate management and planning (especially the lack of a coherent strategic business plan); failure of CHDT to eliminate duplicative overhead among its operating subsidiaries; inadequate financing of operations; use of financing for non-revenue generating purpose; inability to obtain financing or funding on affordable or commercially reasonable terms or at all; or a combination of the foregoing factors.

By the first quarter of fiscal year 2003, we had no business operations  or source of revenue and our  management  was reduced to a caretaker officer and one to two directors.

From  December  1, 2003 to September 2006:  On December 1, 2003, we acquired Souvenir Direct, Inc., a Florida corporation (“SDI”) owned by our Chairman of the Board of Directors, Howard Ullman. SDI, which became the Company's sole wholly-owned operating subsidiary at that time.  SDI management also became our management as part of the stock-for-stock acquisition of SDI.

On January 27, 2006,  CHDT entered into a Purchase  Agreement  (the  “CPS Purchase  Agreement”) with  William  Dato (“Dato”) and Complete Power Solutions, LLC,  a Florida limited liability company, (“CPS”)  pursuant  to which CHDT  acquired  from Dato a 51% of the member interests of CPS for a purchase price consisting of the payment of $637,000 in cash and the delivery of 600,000 shares of CHDT's Series A Convertible  Preferred  Stock (the “Series A Preferred Stock”) having a stated value of $1,200,000 which are convertible into 50,739,958 shares of CHDT's Common Stock.

On January 26, 2007,  we entered into a Purchase and Settlement  Agreement, dated and effective as of December 31, 2007  ("CPS Settlement Agreement") with CPS, Dato and Howard  Ullman (our Chairman of the Board and  also Chief Executive Officer at the time),  whereby:  (a) CPS is repurchasing  the 51% CPS Membership  Interests owned by us in return for the transfer of 600,000 shares of our Series A Preferred  Stock"),  and which are convertible into 50,739, 958 shares of our Common Stock, $0.0001 par value per share, beneficially owned by  Dato, to us,  and (b) the issuance of a promissory note by CPS to us in the principal  amount of $225,560,  bearing annual interest at 7% with interest-only  payments commencing on July 1st and thereafter  being paid quarterly on April 1st, July 1st, October 1st and January 1st until the  principal and all unpaid  interest  thereon shall become due and payable on the maturity date,  being January 26, 2010, (the "2007 Promissory Note") and (c) the mutual releases  contained in the Agreement.  As a result of this transaction, we have no ownership interest in CPS and  neither  CPS nor Dato will have an  ownership  interest in us (from the CPS Purchase Agreement).

The 2007 Promissory Note provides that if principal and accrued interest thereon is not paid in full by the maturity date,  then 2007  Promissory  Note's maturity  date will be roll over for  successive  one year periods until paid in full.  For any roll over period,  the annual  interest will be increased to 12%.

The 2007 Promissory  Note  also  provides  that  the  principal amount may be automatically  increased by an amount up to $7,500 if the amount  claimed as the cost of  replacement  of a  garden  by the  customer  for a power  generator  is abandoned or settled for less than $7,500.  The Agreement allows CPS to off set, if CPS so  elects,  any  payments  due under the 2007  Promissory  Note to us  by any amounts owed to CPS under the  indemnification  provisions  of the CPS Settlement Agreement.

The 2007 Promissory Note, CPS Settlement Agreement and CPS Purchase Agreement are attached as exhibits to this Report and all summaries herein of those agreement and instrument are qualified in their entirety by reference to said agreements and note as attached as exhibits hereto.

CPS is also indebted to us under a promissory note in the original principal  amount of  $250,000,  executed  by Dato on June 27, 2006 and payable to us,  bearing  interest at 7% per annum and maturing on June 30,  2007,  subject to  extension  (the "2006  Promissory  Note") and subject to offset by (i) $41,600  owed by an affiliate of  CHDT to the CPS for funds advanced by CPS for  portable  generators  which were never  delivered  and (ii) $15,000 as an agreed amount paid to compensate CPS for refunds required to be made to clients of CPS for  cancelled  sales made  personally  by Howard  Ullman (which amounts  have been  applied  first to accrued  and unpaid interest  due September 30, 2006 and December 31, 2006 and then applied to quarterly interest payable on the principal of the 2006 Note to maturity (June 30, 2007),  and then to reduce the principal  amount of the 2006  Promissory  Note to $210,900).

Further,  the CPS Settlement Agreement:  (a) cancels the Voting  Agreement,  dated January 27, 2006,  by and among Dato, CHDT and Howard  Ullman;  (b) removes us as a party to the Employment Agreement, dated January 27, 2006, with Dato and CPS and  (d) requires CPS and Dato to  cooperate  with us and the auditors   in    completing    all   audits    required   by CHDT’s Commission-reporting  obligations in fiscal years 2006 and 2007. Pursuant to the terms of the Agreement,  Dato resigned from all positions at CHDT and Howard Ullman  resigned from all positions at CPS - both  effective  January 26, 2007.

The net result of the CPS Settlement Agreement is to cancel the transactions entered into by and among CHDT, CPS and Dato under the CPS Purchase Agreement by and among CHDT, CPS and  Dato, which transaction was reported by the Form 8-K filed by CHDT with the  Commission on January 31, 2007, and end  CHDT’s involvement in the  distribution of commercial and residential standby power generators by CPS.

CHDT. was forced to take legal action to collect all outstanding amounts including full payment of principals. On March 10th, 2008 we were granted a Final Summary judgment against CPS (Case # CACE07-19082 (25) 17th Judicial Court, Broward County, Florida) for the following amounts June note $238,748.90 and January note $262,990.88 for a total of $501,739.78. We actively pursued further   legal action to collect this judgment but we have now determined that this judgment is uncollectable

On September 15, 2006, we entered into a Stock Purchase Agreement with Capstone and Stewart Wallach, the sole shareholder, a director and a senior executive officer of Capstone. Under the Stock Purchase Agreement, we acquired 100% of the issued and outstanding shares of Capstone Common Stock in exchange for $750,000 in cash (funded by the previously reported credit line provided by certain directors of CHDT) and $1.25 million in Series B Preferred Stock, $0.10 par value per share, which Series B Stock is convertible into 15.625 million “restricted” shares of our Common Stock, $0.0001 par value (“Common Stock”).  We have agreed to register shares of Common Stock under the Securities Act to cover the conversion of the Series B Stock issued to Mr. Wallach in the acquisition of Capstone.  We anticipate filing such registration statement in mid-2009.

As of January 1, 2007,  SDI consolidated its  operations  and sales and marketing efforts  into Capstone’s operations  umbrella in order to streamline operations and consolidate sales and marketing operations under one company.  As of that date, SDI ceased to be an operating company.  We intend to dissolve SDI in 2009.

During fiscal year 2007, we ceased promoting or devoting resources to OBS’ start-up efforts to sell Chinese made roofing tiles in the United States.  The persistent downturn in the housing construction business through 2007 reduced, in our opinion, the demand for such product.  We also concluded that our Capstone consumer products business was a more promising industry segment for our limited resources.

Recent Developments: On December 1, 2007, Capstone and SDI entered into a Purchase and Sale Agreement (the “SDI Purchase Agreement”) with Magnet World, Inc., a Florida corporation (“MWI”).  Under the SDI Purchase Agreement, the operating assets of SDI were sold to MWI for $200,000 cash.  Capstone had been marketing and selling SDI’s line of promotional, gift and souvenir products for most of fiscal year 2007. We decided to sell SDI’s business in order to: (i) focus on our primary business line, Capstone’s consumer products; (ii)  eliminate a secondary business that was not contributing positive cash flow on a consistent basis  and, constituted a drain on resources needed,  for the  Capstone consumer product business line;  and (iii) to  obtain cash to fund Capstone’s consumer product business, especially the STP®-branded power tool product line  introduced in October 2007.  With the sale of SDI’s assets, Capstone’s consumer product line became our sole business line in 2008.

Industry Background

We are engaged in a highly competitive industry: the production through contract manufacturers of and the marketing and sale of low-technology consumer products through national and regional retailers and distributors.  Our market is the United States – although some of our retailers and distributors have access to or market presence in Canada and Mexico.  We face competition from numerous competitors in the power tool, lighting and computer peripheral product lines.  We face competition from a limited number of mostly small companies (like our own) in the portable and specialty lighting business segment. The limited competition in the portable book lighting and specialty lighting segment reflects that it is a relatively low margin business with little appeal to larger companies. Some competitors are large consumer product companies with substantially greater resources, market share, operating history and brand recognition among consumers than we possess.  Some competitors are like us: small companies which rely on contract manufacturers in China or elsewhere to produce price competitive and feature competitive products. Like us, many of our competitors in the consumer product industry rely on the engineering skills, manufacturing skills and production capacity of China to produce their products on a competitive price basis.

Our larger competitors have direct marketing and sales efforts, including e-commerce capabilities and direct sales by telephone or mail advertising, that we cannot afford to and do not, match or emulate in either scale or scope of effort.  While a consumer can purchase our products on-line through various e-commerce Web Sites (like Amazon.com),  or through the e-commerce web sites of retailers that carry our products (like Target.com), we do not have the same presence in e-commerce as our larger competitors.

If we could not access competent Chinese or other contract manufacturers to produce our products, or if we could not effectively place our products with national and regional retailers and distributors, we could not effectively compete in our industry.  We seek to guard against such a development by seeking alternative contract manufacturing firms and seeking to expand our distribution network in terms of number of retailers and distributors as well as the geographical reach of that distribution network.  We may seek a larger presence in foreign markets in 2009 or 2010 by expanding the distribution network to such foreign markets.  Possible future foreign markets are Mexico, Chile and Brazil (the stronger South American economies) as well as United Kingdom, France, Germany, Spain and Italy.  Such foreign expansion plans are in the planning process at this time and but we have  invested in a new senior sales position of Managing Director – International  whose role will be to implement the foreign market expansion plan.

Marketing Strategy

Our sales and marketing efforts are conducted by employee sales persons and some contract sales people and manufacturing representatives who use telephone pitches, displays at industry trade shows and face-to-face marketing and sales efforts to accomplish the following goals (listed in order of priority and strategic importance): (1) induce national and regional retailers and distributors to start to display or continuing to display at retail stores, and promote at such retail stores and promote on related e-commerce web sites,  our products; (2) increase awareness of our product lines among national and regional retailers and distributors and, to a lesser extent, among consumers; and (3) expand our national and regional retailer and distributor network in terms of number of retailers and distributors and in terms of geographical reach.  We do almost no general advertising or mail campaigns to market and sell our products to consumers, retailers or distributors. We rely heavily on retailers and distributors to promote our products to the consumer.

Technology and Information: We do not believe that most of our products have or use any special or unique proprietary technology.  Most of our products use the same industry-wide, non-proprietary features, functionality and technology as competitor products. The exception is the Personal Pocket Safe, a secure, portable, computer-readable personal information storage device.  The Personal Pocket Safe is, however,  a technology developed and owned by ExamSoft Worldwide, a company partially owned   by Stewart Wallach, but not a subsidiary of our company.  We are marketing and selling the Personal Pocket Safe under an arrangement with ExamSoft Worldwide.  ExamSoft Worldwide is responsible for protecting any proprietary technology and intellectual property rights of the Personal Pocket Safe.

Security: We believe the principal security risks to our operations are unauthorized disclosure or theft of our non-public information about our customers’ purchasing plans and negotiations with us for future product sales and non-public product development plans. We have established usual and customary facility and computer security measures to protect such non-public information from unauthorized use.  We also require most of our senior operations officers and key employees to sign confidentiality, non-compete and/or proprietary rights protection agreements. We believe these security measures are sufficient to protect our non-public information about our customers and product from unauthorized use or disclosure.

Competition:  Like most other low-technology consumer product companies, we believe that the primary competitive factors in our industry are well-designed,  competitively priced products with features that are most appealing to consumers and comparable to or better than the features of competitors’ products.  We also believe that our products having visible and adequate shelf displays and promotion in retail stores is important to our success.

We face several large competitors in the power tool product line.  Large companies like Black & Decker, Ryobi, Panasonic, Porter & Cable, Milwaukee Tool, Hitachi and Sears have far greater resources in marketing-sales, product development, research and development, market share, consumer recognition and consumer brand loyalty than our new STP-branded power tool product line.  If any one or more of these larger competitors targeted our STP-branded power tool product line by undercutting our pricing for such products,  increasing their marketing and sales efforts and/or rebates or sales incentives for their competing products sold in the principal retailers displaying our STP-branded power tool and/or brought pressure on our principal retailers to reduce the visibility or shelf space dedicated to our products by providing more or better shelf space and displays for their products and/or pressured or provided incentives for our distributors to promote their products instead of our products, then we would be in all likelihood be unable to successfully compete or survive such competitive pressure.

Most of our competitors in the portable book and specialty light product line are small companies like our own.  We are confident of our ability to compete on equal basis with such competition and, because this industry segment is low profit margin and relatively small market potential, we do not believe that large companies would enter this industry segment.

Sarbanes-Oxley Act. As a public company, we are subject to the Sarbanes-Oxley Act or “SOX,” which implements a broad range of corporate governance and accounting measures for public companies designed to reduce conflicts of interest, improve the accuracy of financial reports and promote transparency in corporate operations in order to better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities Exchange Commission includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•
a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	a requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	a requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Governmental Regulation: We are subject to regulation by federal, state and local governments that affect our products. Generally, these regulations are product safety laws and regulations designed to protect consumers from faulty products and personal injury and are not designed to protect our shareholders.  Since our products are made by Chinese contract manufacturers, we face possible exposure to the affects of international trade laws and regulations, foreign currency fluctuations and possible changes in Chinese trade or commerce laws and regulations.  Terrorism and political and military tension between the United States and China over Taiwan or U.S. presence in the Far East may also impact on our ability to receive products from our Chinese contract manufacturers.   None of these factors have adversely impacted on our ability to obtain products from our Chinese contract manufacturers to date.

We have established various procedures designed to comply, and we continue to monitor and evaluate our business methods and procedures to ensure compliance, with the USA Patriot Act.

Federal Securities Laws.  We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the rights offering.  Our Common Stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  We are subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

Country Risks.  Almost all of our contract manufacturing operations and sources of products are located in China.  We are dependent on China for almost all of the design and production of our consumer products.  As such, we are subject to significant risks not typically faced by companies operating in or obtaining products from North America and Western Europe manufacturing sources.  Political,  economic and trade  conflicts  between the United  States and China,  including  possible conflict over North Korea’s nuclear weapons program or the  independence  of Taiwan,  could severely hinder the ability of  CHDT to obtain products and fill customer orders from our current Chinese  manufacturing  sources. Further, Chinese commercial law is still  evolving to  accommodate  increasing capitalism in Chinese society,  especially in terms of commercial  relationships and dealings with foreign companies,  and can be unpredictable in application or principal.  The same unpredictability exists with respect to the central Chinese government, which can unilaterally and without prior warning impose new legal, economic and commercial laws, policies and procedures.   This element of unpredictability heightens the risk of doing business in China.  While dramatic anti-trade shit in Chinese policy or laws would seem to be clearly against the best interests of China and its current economic trends, China has a central government with the authority to make such changes.

China has been under international pressure to value its currency in a manner that would increase the value of Chinese currency in respect of other world currencies and thereby increase the cost of Chinese goods in the world market.  Such a revaluation of Chinese currency could adversely impact business by increasing costs to consumers, but this cost impact would also affect our competitors with products produced in China.  China adopted a 2% revaluation of its currency in 2005 and the U.S. Dollar declined slightly in response to this revaluation.  While under international pressure to value the Chinese currency in a manner that more realistically reflects the strength and value of the Chinese currency, China may continue to keep Chinese currency at a level that some regard as below its perceived, true value.

Employees.  As of April 3, 2009, we had a total of nine full-time employees, consisting of four officers employed by CHDT and  5 persons employed by Capstone.  BBI uses the personnel of Capstone to conduct its business.

DESCRIPTION OF PROPERTY

Our principal executive headquarters and sole business and operations office is at 350 Jim Moran Blvd., Suite 120, Deerfield Beach, Florida 33442, located in Broward County.  Our corporate telephone number is (954) 252-3440.

On June 29, 2007, the Company relocated its principal executive offices and sole operations facility to 350 Jim Moran Blvd., Suite 120, Deerfield Beach, Florida 33442, from another site in Broward County, Florida.  This space consists of 4,000 square rentable feet and is leased on a month-to-month basis.  Month payments are approximately $4,250 per month. Rental expense under these leases was approximately $51,809 and $36,503 for the years ended December 31, 2008 and 2007, respectively.
We do not own any real property.

LEGAL PROCEEDINGS

Other than as set forth below,  we are not a party  to any material pending legal proceedings and,  to the  best  our  knowledge,  no such action by or against us has been  threatened.  From time to time, we are subject to legal proceedings  and claims that arise in the  ordinary course of its business. Although occasional adverse decisions or settlements may occur in such routine lawsuits,  we believe that the final  disposition of such routine lawsuits will not have material adverse effect on its financial position, results of operations or status as a going concern.

CELESTE TRUST REG., ESQUIRE TRADE, ET AL. V. CBQ, INC. (Second Circuit Court of Appeals, Case #07-1701-CV, April 2007; Lower Court Case# 03 Civ. 9650 RMB; US District Court, SDNY, 12/4/2003):   Both the initial and amended complaint of the plaintiffs in this case against us were dismissed by the trial court upon our motion to dismiss.  The plaintiffs perfected their appeal of the dismissal of the amended complaint and their appeal is currently pending before the Second Circuit Court of Appeals in New York City. CHDT is uncertain when or how the Second Circuit will rule on the plaintiffs’ appeal.  CHDT has moved that the Second Circuit to make a ruling on the briefs without oral arguments, but CHDT believes that the plaintiffs have requested oral arguments.  There has been no ruling to date on the overall appeal or CHDT’s motion for a ruling based solely on the written appeal briefs submitted to date.

This action was brought by certain debenture holders of Socrates Technologies Corporation (“STC”), a defunct Delaware corporation, against us for allegedly purchasing certain operating assets of STC’s subsidiaries in March 2001, which assets were allegedly pledged as collateral for the STC debentures held by the plaintiffs.  Plaintiffs alleged that the acquisition of the STC subsidiary operating assets violated the STC debentures’ terms. Plaintiffs were seeking the value of the transferred assets.

After the dismissal of the amended complaint of the plaintiffs against us by the trial court, the U.S. District Court for the Southern District of New York, the plaintiffs attempted to appeal the dismissal of the amended complaint.  The U.S. Court of Appeals for the Second Circuit refused to accept the appeal because there was an unresolved motion for default judgment against the other non-CHDT defendants before the trial court.

The Second Circuit originally informed plaintiff/appellant (by counsel) that their appeal in 2006 was premature due to the fact that there were two other non-CHDT defendants who had never been served. Subsequently, plaintiffs’ counsel sent a letter, dated March 26, 2007, to the trial judge asking that defendants Networkland, Inc. and Technet be dismissed since neither company had answered the complaint and they both appeared to be terminated corporations. The trial court sent the record up on appeal on July 13, 2007, and then the parties proceeded with the appellate briefing schedule as established by the Second Circuit on June 29, 2007. On appeal, the case caption was changed to Esquire Trade & Finance, Inc. and Investcor, LLC v. CBQ, Inc.

This appeal has been fully briefed with appellants filing its brief on August 22, 2007 and CHDT’s counsel filing a responsive brief on September 21, 2007.  In November 2007, CHDT’s counsel  filed a motion  asking the Second Circuit to  dispense with oral arguments and rule on the pleadings. Appellant has asked for oral arguments. Our understanding is that all motions have been forwarded to the appeal panel of judges who will  rule on the appeal. The  Second Circuit has neither ruled on the motions or set a date for oral arguments,  but could do so at any time.

The New York office of Dorsey & Whitney, LLP, a national law firm, replaced Kalbian Hagerty, LLP as CHDT’s  legal counsel of record in this case in 2008.  Kalbian Hagerty, LLP withdrawn as legal counsel for CHDT in this matter.

Bart Fisher, a former member of CHDT management and a current beneficial owner of CHDT Common Stock (see: “Beneficial Owners” at page 55), has been paying for the legal costs of defending CHDT in this case.  He has done so as part of an oral agreement with CHDT concerning pre-2003 liabilities of CHDT.  CHDT expects to be responsible, in whole or in part,  for any legal fees incurred after July 18, 2008.

An adverse judgment in this lawsuit against us, if not overturn on appeal or settled on reasonable terms by the parties, would have potentially ruinous impact on our ability to effectively pursue our business plan and to achieve our business goals.  We, however, intend to vigorously appeal any adverse ruling by the Second Circuit.

CPS (Complete Power Solutions, LLC): As part of the January 26, 2007 Purchase and Settlement Agreement between CPS, CHDT and other parties, CPS issued of a promissory note  to us in the principal  amount of $225,560,  bearing annual interest at 7% with interest-only  payments commencing on July 1,  2007 and thereafter  being paid quarterly on  October 1st, January 1st , April 1st and July1st until the  principal and all unpaid  interest  thereon shall become due and payable on the maturity date,  being January 26, 2010, (the "2007 Promissory Note").  The 2007 Promissory Note provides that if principal and accrued interest thereon is not paid in full by the maturity date,  then 2007  Promissory  Note's maturity  date will be roll over for  successive  one year periods until paid in full.  For any roll over period, the annual  interest will be increased to 12%. CPS is also indebted to us under a second promissory note in the original principal  amount of  $250,000,  executed  by Dato on June 27, 2006 and payable to us,  bearing  interest at 7% per annum and maturing on June 30,  2007,  subject to  extension  (the "2006  Promissory  Note") and subject to offset by (i) $41,600  owed by an affiliate of  CHDT to the CPS for funds advanced by CPS for  portable  generators  which were never  delivered  and (ii) $15,000 as an agreed amount paid to compensate CPS for refunds required to be made to clients of CPS for cancelled  sales made  personally  by Howard  Ullman (which amounts  have been  applied  first to accrued  and unpaid  interest  due September 30, 2006 and December 31, 2006 and then applied to quarterly interest payable on the principal of the 2006 Note to maturity (June 30, 2007),  and then to reduce the principal  amount of the 2006  Promissory  Note to $210,900).  CPS have failed in their responsibility to pay interest and principal payments and laid out in both notes and agreement. As a result we have been forced to take legal action to collect all outstanding amounts including full payment of principals.

On March 10th, 2008 we were granted a Final Summary judgment against CPS (Case # CACE07-19082(25) 17th Judicial Court, Broward County, Florida) for the following amounts June note $238,748.90 and January note $262,990.88 for a total of $501,739.78. We aggressively pursued collection of this judgment but have now deemed this is uncollectable..

Potential Legal Proceedings.  CYBERQUEST,  INC.:     We received a written claim from certain former shareholders  of Cyberquest, Inc., a former, but now defunct, subsidiary of our company,  in the summer of calendar year 2006.  They claimed  to  hold  or  own approximately  70,000  shares of our Series A Redeemable  Preferred Stock (“Series A Preferred Stock”) issued in our 1998 acquisition of Cyberquest, Ltd.  Cyberquest, Ltd. ceased operations in the late 2000 to early 2001 period.  We have investigated these claims and has not been able to date to  substantiate  their ownership of said preferred stock to date and the claimants have not pursued their claims beyond the initial communication and a brief discussion of their claim with one of our outside legal counsels in 2006. Without evidence of the claimants’ ownership, we have elected not to include their claimed ownership in any of our financial statements or shareholder records.

Series A Redeemable Preferred Stock (“Series A Stock”) has the following terms:  (a) no dividend rights;  (b) Convertible into common stock at a rate pf 1,000 shares of common stock for each share of Series A Stock; (c) we have the following elective and cumulative redemption right:  (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem,  at any time and from time to time, all or any portion of up to 7,000  preferred  shares  at a price  of $10 per  share;  (2) from and  after November 19, 1999,  and up to and including  November 18, 2000, we may redeem,  at any time  and  from  time to  time,  all or any  portion  of (y) the  Series A Stock not  redeemed  under (1) and (z) up to an  additional  14,000  Series A Stock at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including  November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those Series A Stock not redeemed under (1) and (2) and (z) up to an additional  21,000 Series A Stock at a price of $12.00 per share; and (4) from and after November 19, 2001, and up to and including November 18, 2002, we  may redeem, at any time and from time to time,  all or any  portion of (y) those  preferred  shares not  redeemed under (1), (2) and (3) and (z) up to an additional  28,000 Series A Stock at a price of $13.00  per share  however,  in the event that the we offer and sell  securities  to the public  through an  offering  registered  with the SEC,  we would redeem the outstanding  Series A Stock not  previously  redeemed  at a price per share of $10.00 per share until November 18, 1999,  $11.00 per share until  November 18, 2000,  $12.00 per share until  November  18, 2001 and $13.00 per share until and after November 18, 2002;  (d) there is no liquidation  preference  over  any  existing  or subsequently  established  class or series of outstanding  stock; (e) there is no sinking fund rights;  (f) there are no voting rights; (g)  Additional Provisions: In the event that we offer and sell on a private, non-registered  basis at any time during which any shares of  Series A Stock are outstanding  any share of Common Stock at a price of less than $5.00 per share, we shall forthwith grant to the holder(s) of any then outstanding  Series A Stock a warrant allowing said holder(s) to acquire  from us one (1) share of Common  Stock for each ten shares of Common Stock issued and sold. The warrant shall be  exercisable  for a period of one (1) year  after  grant at the price for  which  the  shares of Common  Stock causing the imposition of this provision were issued and sold.   We have no record of any of the foregoing actions being taken in respect of the Series A Stock.

Other Legal Matters. To  the best of our knowledge, none of our  directors, officers or owner of record of  more than five percent (5%) of the  securities of the Company,  or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

We are not  currently  a party to any other legal  proceedings  that we believe  will have a  material  adverse  effect on our  financial  condition  or results of operations.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “CHDO.OB.” The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, Telephone: (303) 282-4800.

The following table sets forth the high and low bid prices for our common stock as reported by the OTCBB in 2007 and 2008. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in our common stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred. On March 30th, 2009, the last sales price for our common stock as reported on the OTCBB was $0.011.

	Year Ended December 31, 2008
	High	Low
First Quarter	$.03	$.02
Second Quarter	$.03	$.02
Third Quarter	$.03	$.02
Fourth Quarter	$.01	$.01

	Year Ended December 31, 2007
	High	Low
First Quarter	$.037	$.020
Second Quarter	$.033	$.020
Third Quarter	$.022	$.012
Fourth Quarter	$.053	$.016

Holders

As of the date of this filing, we had approximately 313 holders of record of our Common Stock.

Dividends

Holders of our Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by our Board of Directors out of funds legally available therefor. We have not paid any dividends on our Common Stock and we intend to retain earnings, if any, to finance the development and expansion of our business. Additionally, we must first pay any declared preferred dividends on our Series B Convertible Preferred Stock, $0.10 par value per share, and,  if any shares are in fact outstanding, our Series A Stock,  as described under the caption “Description of Capital Stock” below. There is no current dividend known to be declared but unpaid to any class of our securities.  Future dividend policy is subject to the sole discretion of our Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2008, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	-0-	-0-	20,000,000
Equity compensation plans not approved by shareholders (1)	64,433,333	$0.028	N/A

FOOTNOTES:
(1)
We are currently not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTCBB, NASD, AMEX or NYSE) to obtain the approval of our shareholders prior to issuing any such compensatory options, warrants or other rights to purchase securities of the Company.

(2)
In April 2005, our Board of Directors adopted the 2005 Equity Plan permitting the issuance of various incentives, including options or similar rights to purchase or acquire up to 20,000,000 shares of our Common Stock. As of the date of this prospectus, no incentives have been issued under such plan.

MANAGEMENT AND BOARD OF DIRECTORS

Management

The following table sets forth the name and position of each of our current directors and executive officers as of the date of this Prospectus.

Name	Age	Positions
Stewart Wallach	57	Director, Chief Executive Officer and President
Howard Ullman	49	Chairman of the Board of Directors
Gerry McClinton (1)	54	Chief Operating Officer and Director
Laurie Holtz	76	Chief Financial Officer and Director
Jeffrey Postal	52	Director
Jeffrey Guzy	57	Director
Larry Sloven	59	Director

(1)	Appointed as a director on February 5, 2008, by the CHDT Board of Directors to fill an existing vacancy.

The biographies of the above-identified individuals are set forth below:

STEWART WALLACH, age 57, is the Chief Executive Officer and President of the Company since April 23, 2007, a director of the Company since September 22, 2006, and the founder and Chief Executive Officer and Chairman of the Board of Capstone since September 20, 2006.  Mr. Wallach formed and sold Systematic Marketing, Inc., which developed and marketed products to mass markets, to Sagaz Industries, Inc., an automotive parts producer for consumers. He served as president of Sagaz Industries for 10 years before forming Capstone Industries, Inc. 1998, Mr. Wallach co-founded Examsoft Worldwide, Inc., which has developed and delivered software technology solving security challenges of laptop based examinations for major educational institutions and state bar examiners.  From 2002, he, through Systematic Development Inc., has provided executive management services to Gatekeeper Business Solutions to assist in its growth.  Gatekeeper Business Solutions is a company providing technology for effective labor management and payroll services software to small and medium-sized businesses.  Mr. Wallach has not been involved with Gatekeeper Business Solutions since April 2007.  Mr. Wallach currently is a shareholder and director of Systematic Development, Inc. and Examsoft Worldwide, Inc.

HOWARD  ULLMAN, age 49,   was the Chief  Executive  Officer,  President  and Chairman of the Board of Directors  from January 2003 until October 27, 2003 and then from December 1, 2003 until April 20, 2007. Mr. Ullman remains the Chairman of the Board of Directors of the Company.  He voluntarily resigned all of those offices on October 27, 2003 in order to avoid any potential conflicts of interest when the Company was negotiating to purchase Mr. Ullman's Souvenir Direct, Inc. or "SDI." Upon the acquisition of 100% of SDI capital stock by the Company on or about December 1, 2003, Mr. Ullman was reappointed as Chief Executive Officer, President and Chairman of the Board of the Company on or about December 1, 2003. He resigned as the Chief Executive Officer and President on April 20, 2007 in order to allow the appointment of Stewart Wallach to those offices.  He has  spent  the  last  23  years  in  the  souvenir,  gift  and promotional market with China.  In 1997, he launched  “China  Direct  Trading  Company” to leverage  his Far East supplier  network and to broaden his product line into  thousands of  customized gift items ranging from mugs, key chains,  and glassware to hats and lapel pins. Mr. Ullman earned his Bachelor's degree in Economics from Tulane University in 1982.

GERRY MCCLINTON (aka “James McClinton”), age 54.  Mr. McClinton was appointed as a director of the Company to fill a vacancy on February 5, 2008. His prior work experience is: (a) President of Capstone (2005 -2007); (b) General Manager of Capstone (2000-2005); (c) Held senior officer positions with Sagaz Industries, Inc. (1990-2000); (c) Chief Financial Officer, Firedoor Corporation, a national manufacturer of security and fire doors to the construction industry (1980-1990).  Mr. McClinton received a Institute of Cost and Management Accountants (“I.C.M.A.”), University of Northern Ireland, Belfast, United Kingdom.

LAURIE HOLTZ, age 76, is a certified public accountant practicing in the greater Miami, Florida region for over 30 years. Mr. Holtz was appointed Chief Financial Officer of the Company in December 2007.  Mr.  Holtz was a pioneer in development of forensic accounting and has worked as a forensic auditor in a number of cases over the years. He is the father-in-law of Howard Ullman.  Mr. Holtz has served on the Board of Directors since January 2004.

JEFFREY POSTAL, age 52, has served as a director of the Company since January 2004. He is a businessman and dentist in the Miami, Florida region. Mr. Postal owns or founded:  Sportacular Art, a company that is licensed by the NFL, MLB and NHL to design and manufacture sports memorabilia for retail distribution in the U.S.; Weston Sports management, which arranges appearance of athletes at major retail companies around  the country; DJP Consulting, a marketing consulting company servicing companies conducting business on the Internet;  and DataStream Card Services, which provides billing solutions for companies conducting business on the Internet.  He is also the of two dental treatment cents, one being one of the largest cranio-facial pain and trauma centers in the State of Florida.  Mr. Postal received a DMD from Temple University in 1984.

JEFFREY GUZY, age 57, was appointed to the Company's Board of Directors on May 3, 2007, to replace Mr. Lamadrid.  Mr. Guzy has a MBA in Strategic  Planning and Management  from The Wharton School of the University of  Pennsylvania,  M.S. in Electrical  Engineering  from  Penn  State  University,  a  B.S. in Electrical Engineering from Penn State  University and a Associate Degree in Theology from Georgetown University.  He has served as an executive, manager or consultant in business   development, sales, customer service or management in the telecom-munications industry, specifically with IBM Corp., RCA Corp., with Sprint International, Bell Atlantic  Video  Services,  Loral  Cyberstar and Facilicomm International.  He has also started his own telecommunications company providing Internet services in Western Africa.

LARRY SLOVEN, age 59. Mr. Sloven was appointed as a director on May 3, 2007. He is the  President of Asian  Outsource  Design  Group/ISL or "AODG",  which has a sourcing and development agreements with Capstone for Capstone’s licensed hardware and  automotive  accessory  programs.  A U.S.  Citizen,  Mr. Sloven has resided in Hong Kong for over 18 years.  He is a member of the American  Chamber of Commerce in Hong Kong. He just finished a five year term as a Director of the American  Club in Hong Kong and  Chaired  the  Development  Committee  which was responsible for re engineering five major  multi-million  dollar  re-development projects for the premier club in Asia.

Under our corporate bylaws, directors serve for terms expiring upon the next annual meeting of our shareholders and the assumption of office by the new directors.

Family Relationships: Laurie Holtz, a director and Chief Financial Officer,  is the father-in-law of Howard Ullman, our Chairman of the Board of Directors and our principal shareholder.

Involvement in Certain Legal Proceedings: During the past five years, no officer, director, control person or promoter of the Company has been involved in any legal proceedings respecting: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by: (i) each individual who served as the principal executive officer of either CHDT or Capstone. during the year ended December 31, 2007; and (ii) each other individual that served as an executive officer of either CHDT or Capstone at the conclusion of the year ended December 31, 2008 and who received more than $100,000 in the form of salary and bonus during such fiscal year.

For purposes of this prospectus, these individuals are collectively the “named executives” of the Company.

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Stock Options Awards – No. of Underlying Shares ($)	Stock Awards
Stewart Wallach, President and Chief Operating Officer (1)	2008	225,000	-0-	-0-	246.448	-0-
	2007	225,000	-0-	-0-	394,317	-0-
	2006	70,000	-0-	-0-	-0-	-0-
Gerry McClinton, Chief Operating Officer and Director (2)	2008	150,000	-0-	-0-	158,750	-0-
	2007	150,000	-0-	-0-	108,758	-0-
	2006	85,000	-0-	-0-	-0-	-0-
Howard Ullman, Chairman of the Board of Directors	2008	100,000	-0-	-0-	-0-	-0-
	2007	100,000	-0-	-0-	-0-	-0-
	2006	200,000	-0-	-0-	-0-	-0-

(1)
Mr.  Wallach is the Chief Executive Officer and President of CHDT and Capstone and was awarded a ten-year non-qualified stock option for 102,400,000 shares on April 23, 2007.  As of May 23, 2008, Mr. Wallach voluntarily cancelled 74,666,667 shares of his non-qualified stock option in order to eliminate the impact of those option shares on the financial performance of CHDT and Mr. Wallach’s non-qualified stock option was to purchase the remaining 27,733,333 shares at a per share exercise price of $0.029.

(2)	Mr. McClinton is the Chief Operating Officer of CHDT and Capstone.

On February 5, 2008, the CHDT Board of Directors decided not to issue any consideration to Messrs. Wallach, Ullman and McClinton for services as directors of CHDT in 2007 or 2008.  No compensation has been issued or agreed to in 2009 in respect of director compensation for officer-directors.

Outstanding Equity Awards at Fiscal Year End

The table below sets forth certain information regarding unexercised options, as of December 31, 2008, for each of the named executives identified in the Summary Compensation Table (see above):

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stewart Wallach	27,733,333	-0-	-0-	0.029	April 23, 2017
Howard Ullman	-0-	-0-	-0-	N/A	N/A
Gerry McClinton	11,519.444	15,730.556	-0-	0.029	April 23, 2017

Employment and Change-in-Control Agreements

On February 5, 2008, the Company entered into the following employment agreements, which supersede any existing employment agreements and are the only employment agreements with Company officers:

(1)
Stewart Wallach, Chief Executive Officer and President. The employment agreement provides for an annual salary of $225,000 with minimum annual increase in base salary of 5%.  Mr. Wallach may, at his option, elect to receive restricted shares of Common Stock in lieu of cash compensation, which shares are subject to piggyback registration rights.  Mr. Wallach’s base salary in fiscal year 2007 was $225,000.

(2)
Gerry McClinton, Chief  Operating Officer. The employment agreement provides for an annual salary of $150,000 with minimum annual increase in base salary of 5%.  Mr.  McClinton may, at his option, elect to receive restricted shares of Common Stock in lieu of cash compensation, which shares are subject to piggyback registration rights.  Mr. McClinton’s base salary in fiscal year 2007 was $150,000.

(3)
Howard Ullman, Chairman. The employment agreement provides for an annual salary of $100,000 with minimum annual increase in base salary of 5%. Mr. Ullman may, at his option, elect to receive restricted shares of Common Stock in lieu of cash compensation, which shares are subject to piggyback registration rights.  Mr. Ullman’s base salary in fiscal year 2007 was $100,000, which was mostly paid in restricted shares of Common Stock in lieu of cash.

Common Provisions in All Three Employment Agreements:  The following provisions are contained in each of the above employment agreements:

*  If the officer’s employment is terminated by death or disability, the Company is obligated to pay to the officer or his estate, as the case may be, the following lump sum payment:  (a) one year of base salary (at the then current rate), (b) the bonus paid in the previous year to the officer; and (c) the amount of officer’s health and dental insurance premiums for the previous year. If the employment is terminated without cause by the Company or for “good reason” (as defined in the employment agreement) by the officer then the Company must pay the following lump-sum amount to the officer:  (aa) the then current annual salary; (bb) the amount of the previous year’s bonus;  and (cc) the aggregate annual salary and aggregate bonus payable for the remainder of the term of the employment agreement, and the Company shall continue his health and dental insurance coverage for 18 months after the end of his employment (either by reimbursement of COBRA payments made by him or by paying such premiums for the executive).

*  The employment agreement has a three-year term (from February 5 2008 until February 5, 2011), which can be extended by mutual consent of the parties for up to three (3) additional years. The employment agreement has anti-competition provision for 18 months after the end of employment.

The above summary of the employment agreements is qualified by reference to the actual employment agreements, which are filed as exhibits to the Form 10-KSB by the Company for fiscal year ended December 31, 2007 (as filed by the Company with the SEC on March 31, 2008).

On June 2, 2008, Stewart Wallach, CHDT Corporation (“CHDT”) Chief Executive Officer and President, and Howard Ullman, CHDT Chairman of the Board of Directors, entered into and consummated a written agreement (“Agreement”) whereby: (a) Mr. Wallach formally executed his March 23, 2008 commitment to the CHDT Board of Directors to voluntarily cancel his non-qualified stock option for 74,666,667 million shares of CHDT Common Stock, $0.0001 par value, (“Common Stock”), leaving 27,733,333 shares available under that option for purchase by Mr. Wallach at $0.029 per share, and (b) Mr. Wallach purchased 35,000,000 shares of Common Stock and approximately 939,000 shares of CHDT Series B Convertible Preferred Stock, $0.10 par value, (“Series B Stock”) from Mr. Ullman.  The per share purchase price for the shares was $0.0025 for the Common Stock and $0.165 for the Series B Stock, or an aggregate purchase price of approximately $242,435  (“Aggregate Purchase Price”).  The Aggregate Purchase Price was paid by a five-year promissory note issued by Mr. Wallach to Mr. Ullman.  The Note bears interest at five percent per annum and provides for payment of principal and interest in five equal annual installments, each payable on the first annual anniversary of the date of the Note with the first installment due June 2, 2009.  Mr. Wallach may pay such sums with shares of CHDT capital stock that he beneficially own.

Mr. Wallach consented to the termination of the 74,666,667 stock option shares on May 23, 2008, subject to the conditions of the Agreement (including signing and closing of the Agreement on June 2, 2008).  That consent is memorialized in the Agreement and subject to the signing and closing of the Agreement on June 2, 2008.  As a result of the termination of the 74,666,667 stock option shares, the Company is eliminating the incentive compensation expense for all terminated option shares from May 24, 2008, which have not be expensed in CHDT’s historical financial statements as filed with the SEC.  The incentive compensation expense eliminated by the termination of the 74,666,667 stock option shares by Mr. Wallach is estimated to be as follows: (a) $345,028 in incentive compensation expenses in FY 2008 and (b) an aggregate total of $1,725,137 in incentive compensation expenses for FY2008 through FY 20011 (the expense elimination for FY2008 is included in the amount of the total expense elimination for FY2008 through FY20011).

The sale of Series B Stock leaves Mr. Ullman with total ownership of 914,813 shares of Series B Stock (43% of the outstanding shares) and total ownership of 148,869,536 shares of Common Stock (27% of the outstanding shares) and provides Mr. Wallach with total ownership of 65,157,295 shares of Common Stock (12% of the outstanding shares) and 939,000 shares of Series B Stock (44% of the outstanding shares).  The Series B Stock is convertible into shares of Common Stock at 66 2/3 to 1 ratio. Mr. Wallach continues to have a non-qualified stock option for 27,733,333 shares of Common Stock at an exercise price of $0.029 per share.  Outstanding shares of the Series B Stock is 2,108,813 and outstanding shares of the Common Stock is 560,041,646.

CHDT has agreed to register under the Securities Act of 1933 both the shares of Common Stock purchased and the shares of Common Stock issuable upon conversion of the Series B Stock purchased by Mr. Wallach from Mr. Ullman.  Said registration statement should be filed with the SEC in June 2008.  Shares of Common Stock of other members of management will be included in the registration.

Compensation of Directors

Currently, our employee directors receive no compensation for services as a director.  Non-employee directors are granted stock and/or options, either under the 2005 Equity Plan or outside of that plan, as determined by the CHDT Board of Directors and the Compensation Committee of CHDT Board of Directors each year.  The determination of compensation for non-employee directors is made on an annual assessment of their efforts and duties as a director.  There is no established arrangement for specific or set compensation for non-employee directors.

For director services rendered in fiscal year ended December 31, 2008, the following non-employee directors received the stated compensation: Jeffrey Guzy received a stock grant of 500,000 shares of Common Stock; Jeff Postal received a stock grant of 500,000 shares of Common Stock, Larry Sloven received a stock grant of 500,000 shares of Common Stock, Laurie Holtz received a stock grant of  500,000 shares of Common Stock at an exercise price of $0.029 per share.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Prospectus, we had outstanding two classes of voting securities—Common Stock, of which there were 560,041,646 shares issued and outstanding; and Series B Convertible Preferred Stock, of which there were 2,108,813 shares issued and outstanding. Each share of Common Stock is currently entitled to one vote on all matters put to a vote of our shareholders.  The Series B Convertible Preferred Stock has no voting rights.

The following table sets forth the number of shares of Common  Stock, and percentage of outstanding common shares, beneficially owned as of the date of this Prospectus, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each current director; (iii) each executive officer and other persons identified as a named executive officer in the “Executive Compensation” section of this prospectus (see above); and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 350 Jim Moran Boulevard, Suite 120, Deerfield Beach, Florida 33442, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address (2)	Common Shares Beneficially Owned (1)		Common Shares Beneficially Owned if Series B Convertible Preferred Stock is Converted (3)		Percentage of Common Shares (1)	Percentage of Common Shares After Conversion of Series B Preferred Stock

Stewart Wallach	94,655,334	(4)	157,249,074	(6)	16.9%	22.7%
Howard Ullman	148,869,536		209,850,970	(5)	26.6%	30.3%
Gerry McClinton	12,019,444	(7)	12,019,444		2.1%	1.7%
Laurie Holtz (--)	4,795,000	(8)	4,795,000		.8%	.7%
Jeffrey Postal	8,236,250		16,665,000	(10)	1.5%	2.4%
Jeffrey Guzy	1,832,000		1,832,000		.32%	. 3%
Larry Sloven	1,792,000		1,792,000		.31%	.3%
All current executive officers and directors as a group	272,199,564		404,203,488		48.5%	58.4%

Bart and Margaret Fisher (9)	74,640,419		74,640,419		13.3%	10.8%

TOTAL:	346,839,983		478,843,907		61.8%	69.2%

 FOOTNOTES:

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of Common Stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	Address for all officers and directors is 350 Jim Moran Blvd., Suite 120, Deerfield Beach, Florida 33442.
(3)	Each share of the Series B Convertible Preferred Stock is convertible into 66.66 shares of Common Stock upon demand of the holder.
(4)	Ownership total includes 27,733,333 shares issuable upon exercise of a non-qualified stock option providing for an exercise price of $0.029 and 1,764,706 shares of common stock issuable under warrants
(5)
Ownership total includes 60,981,434 shares of Common Stock issuable upon conversion of 914,813 shares of Series B Convertible Preferred Stock, $0.10 par value, which conversion is upon demand of the holder.

(6)	Ownership total includes 62,593,740 shares of Common Stock issuable upon conversion of 939,000 shares of Series B Convertible Preferred Stock., which conversion is upon demand of the holder.
(7)	Ownership total includes 27,250,000 shares issuable upon exercise of non-qualified stock option at an exercise price of $0.029 per share. 11,519,444 vested at this date.
(8)	Ownership total includes 500,000 shares of Common Stock issuable upon conversion of non-qualified stock option with an exercise price of $0.029 per share.
(9)	Bart S. Fisher and Margaret Fisher are spouses and Bart S. Fisher owns 30,715,419 shares of Common Stock and Margaret Fisher owns 43,925,000 shares of Common Stock.
(10)
Ownership total includes 16,665,000 shares of Common Stock issuable upon conversion of 250,000 shares of Series B Convertible Preferred Stock, , $0.10 par value, which conversion is upon demand of the holder.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

On June 2, 2008, Stewart Wallach, CHDT Corporation (“CHDT”) Chief Executive Officer and President, and Howard Ullman, CHDT Chairman of the Board of Directors, entered into and consummated a written agreement (“Agreement”) whereby: (a) Mr. Wallach formally executed his May 23, 2008 commitment to the CHDT Board of Directors to voluntarily cancel his non-qualified stock option for 74,666,667 million shares of CHDT Common Stock, $0.0001 par value, (“Common Stock”), leaving 27,733,333 million shares available under that option for purchase by Mr. Wallach at $0.029 per share, and (b) Mr. Wallach purchased 35,000,000 shares of Common Stock and approximately 939,000 shares of CHDT Series B Convertible Preferred Stock, $0.10 par value, (“Series B Stock”) from Mr. Ullman.  The per share purchase price for the shares was $0.0025 for the Common Stock and $0.165 for the Series B Stock, or an aggregate purchase price of approximately $242,435  (“Aggregate Purchase Price”).  The Aggregate Purchase Price was paid by a five-year promissory note issued by Mr. Wallach to Mr. Ullman.  The Note bears interest at five percent per annum and provides for payment of principal and interest in five equal annual installments, each payable on the first annual anniversary of the date of the Note with the first installment due June 2, 2009.  Mr. Wallach may pay such sums with shares of CHDT capital stock that he beneficially own.

Mr. Wallach consented to the termination of the 74,666,667 stock option shares on May 23, 2008, subject to the conditions of the Agreement (including signing and closing of the Agreement on June 2, 2008).  That consent is memorialized in the Agreement and subject to the signing and closing of the Agreement on June 2, 2008.  As a result of the termination of the 74,666,667 stock option shares, the Company is eliminating the incentive compensation expense for all terminated option shares from May 24, 2008, which have not be expensed in CHDT’s historical financial statements as filed with the SEC.  The incentive compensation expense eliminated by the termination of the 74,666,667 stock option shares by Mr. Wallach is estimated to be as follows: (a) $345,028 in incentive compensation expenses in FY 2008 and (b) an aggregate total of $1,725,137 in incentive compensation expenses for fiscal year 2008 through fiscal year 20011 (the expense elimination for fiscal year 2008 is included in the amount of the total expense elimination for fiscal year 2008 through fiscal year 20011).

The sale of Series B Stock leaves Mr. Ullman with total ownership of 914,813 shares of Series B Stock (43% of the outstanding shares) and total ownership of 148,869,536 shares of Common Stock (27% of the outstanding shares) and provides Mr. Wallach with total ownership of 65,157,295 shares of Common Stock (12% of the outstanding shares) and 939,000 shares of Series B Stock (44% of the outstanding shares).  The Series B Stock is convertible into shares of Common Stock at 66 2/3 to 1 ratio. Mr. Wallach continues to have a non-qualified stock option for 27,733,333 shares of Common Stock at an exercise price of $0.029 per share.  Outstanding shares of the Series B Stock is 2,108,813 and outstanding shares of the Common Stock is 560,041,646.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Florida law,  CHDT has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling CHDT, we have been advised that in the opinion of the SEC such indemnification is against public policy and unenforceable.

USE OF PROCEEDS

We will receive proceeds from the resale of CHDT Corporation shares offered by this prospectus.

DILUTION

Dilution to new investors

We have a net tangible book value of ($434,576) or ($0.000776) per share.  Pro Forma net tangible book value per share represents our total tangible assets less our total liabilities divided by the number of shares of our common stock outstanding.

Pro forma net tangible book value dilution per share represents the difference between the amount paid per share by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock as adjusted to give effect to this offering.  If all 35,000,000 unissued shares are sold, there would be a total of 595,041,646 shares issued and outstanding.  If the maximum 35,000,000 shares are issued, the net proceeds to us would be $350,000.  After deducting offering costs of $9,647, net tangible book value would be ($94,223).  Dividing our net worth by the number of shares outstanding discloses a per share book value of approximately ($0.000158) per share.  Therefore, the shareholders who are issued shares for services pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $0.010158, or approximately 101.58% and the present shareholders will receive an immediate book value increase of approximately $0.000618 per share.

The following table sets forth information on dilution to new shareholders presuming 100% of the offering is issued (maximum) and presuming 50% of the offering is issued (minimum):

	100%	50%
Initial public offering price per share	$0.010000	$0.010000
Net tangible book value per share before offering	$(0.000776)	$(0.000776)
Net tangible book value per share after offering	$(0.000158)	$(0.000466)
Increase of net tangible book value after offering	$0.000618	$0.000310
Projected net tangible book value per share after offering	$(0.000158)	$(0.000466)
Dilution per share to new shareholders	$0.010158	$0.010466
Percentage of dilution to new investors	101.58%	104.52%
Increase to current shareholders	$0.000618	$0.000310

SELLING SHAREHOLDERS

We are registering the resale of shares offered by this prospectus on behalf of the selling shareholders identified below. The selling shareholders may sell some or all of their shares at prevailing market prices or privately negotiated prices. The following table sets forth the number of shares of the common stock owned by the selling shareholders as of the date of this prospectus, and after giving effect to this offering. The percentage indicated for each selling shareholder in the column titled “Percentage Beneficial Ownership After the Offering” assumes the sale of all the shares offered by this prospectus.

Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Number of Shares of Common Stock Offered	Percentage Beneficial Ownership After the Offering (1)

Stewart Wallach	65,157,295	65,157,295	11.5%
Howard Ullman	148,869,536	64,058,500	26.6%
Gerry McClinton	500,000	500,000	0.08%

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling shareholders. The selling shareholders may sell some or all of their shares at prevailing market prices or privately negotiated prices.

The shares may be sold or distributed from time to time by the selling shareholders or by pledgees, donees or transferees of, or successors-in interest-to, the selling shareholders (all of whom together shall be deemed to be “selling shareholders” under this prospectus), directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, or at negotiated prices, any which may be changed. The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

·	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

·	an exchange distribution in accordance with the rules of the applicable exchange

·	privately negotiated transactions

·	short sales

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

·	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and

·	a combination of any such methods of sale.

From time to time, the selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any proceeds directly from this offering.

The selling shareholders also may resell all or a portion of the shares in open-market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our articles of incorporation, bylaws and certain agreements to which we and our shareholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation, bylaws and such other agreements, copies of which are available as set forth under “Where You Can Find More Information.”

General

As of the date of this Prospectus, there were 560,041,646  shares of our Common Stock issued and outstanding, and approximately 313  holders of record of our common stock, and there were 2,108,813 shares of our Series B Convertible Preferred Stock issued and outstanding held by three holders of record. Our authorized capital consists of 700,000,000 shares of capital stock of which 600,000,000 shares are designated for issuance as Common Stock and 100,000,000 of serial preferred stock. As of the date of this Prospectus, we also had outstanding warrants for the purchase of up to 19,558,819 shares of our Common Stock.

Common Stock

Voting. The holders of our Common Stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Of our 100 million shares of authorized capital reserved for serial preferred stock, we have designated 5 million shares for issuance as “Series B Convertible Preferred Stock, $0.10 par value per share"  (hereinafter referred to as the "Series B Stock").

Series B Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's  fractional share, to all rights of a holder of a whole share of this Series B Stock. The holders of full or  fractional  shares of the Series B Stock  shall not be entitled to any dividends or other distributions.

Each share of the Series B Stock issued and  outstanding  may be converted  into 66.66 shares of Common Stock by the holder  thereof upon written demand to CHDT and upon compliance with any reasonable administrative requirements for such conversion of the Company.

In the  event of any  merger,  consolidation,  reclassification  or other  transaction  in which the  shares of Common  Stock are  exchanged  for or changed into other stock or securities,  cash and/or any other property, then in any such case the shares of this Series  B Stock shall at deemed to have been  converted into shares of Common Stock at the  conversion  ratio of one share of the Series B Stock for 66.66 shares of the Common Stock and such  conversion  shall be  consummated prior to the record date for holders of the shares of Common  Stock for any such Merger, consolidation, reclassification or other transaction in which the shares of the  Common  Stock  are  exchanged  for  and  changed  into  other  stock  or securities, cash and/or any other property.

In the event of any  liquidation,  dissolution  or winding up of the affairs of CHDT, whether voluntary or involuntary, the holders of full and  fractional  shares  of this Series B Stock shall  be  entitled,  before  any distribution  or payment is made on any date to the holders of the Common Stock, but after all  distributions  are made in full to all other series of issued and Outstanding  shares of preferred  stock,  to be paid in full an amount per whole share of the Series B Stock equal to $1.00 (the  "Liquidation  Preference"),  together with accrued  dividends to such  distribution  or payment  date,  whether or not earned or declared.  If such payment shall have been made in full to all holders  of shares of the Series B Stock,  the  holders of shares of this  Series as such shall have no right or claim to any of the remaining assets of CHDT. In the event the assets of CHDT available for distribution to the holders of shares of the Series B Stock upon any  liquidation,  dissolution  or winding up of CHDT,  whether voluntary or involuntary,  shall be insufficient to pay in full all  amounts to which  such  holders  are  entitled  pursuant  to the first paragraph of this Section (v), no such distribution  shall be made on account of any shares of any other class or series of Preferred  Stock  ranking on a parity with the shares of this Series upon such liquidation,  dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series,  ratably in  proportion to the full  distributable,  amounts for which  holders of all such parity  shares are  respectively  entitled  upon such liquidation, dissolution or winding up.

Upon the liquidation,  dissolution or winding up of CHDT, the holders of shares of the Series B Stock then  outstanding  shall be entitled to be paid  out of  assets  of  CHDT  available  for  distribution  to its shareholders  all  amounts to which such  holders are  entitled  pursuant to the first  paragraph this section before any  payment  shall be made to the holders of Common  Stock or any other stock of CHDT  ranking  junior upon liquidation to the Series B Stock.

The consolidation  or merger of, or binding share exchange by,  CHDT with any other  corporation shall not be  deemed  to  constitute  a  liquidation,  dissolution  or winding  up of the corporation.

The Series B Stock shall rank junior to all other series or classes of Preferred Stock of CHDT,  now existing or hereafter  created,  as to payment of dividends  and the distribution  of assets,  unless the terms of any such other series or class shall provide otherwise.

Series B Stock shall  have no voting  rights  unless applicable law requires otherwise.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Paul W. Richter, PW Richter, plc, 3901 Dominion Townes Circle, Richmond, Virginia 23223, Telephone (804) 644-2182.  Mr. Richter also drafted this registration statement and Prospectus.

EXPERTS

The consolidated financial statements of  CHDT for the years ended December 31, 2008 and December 31, 2007, included in this prospectus, have been audited by Robison Hill & Company, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement (SEC File No. 333-_______). Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are currently subject to the reporting and information requirements of the Securities Exchange Act of 1934, and, as a result, we are required to file periodic and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

CHDT CORPORATION
AND SUBSIDIARIES

-:-

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS REPORT

DECEMBER 31, 2008 AND 2007

CONTENTS

Page

Report of Independent Registered Public Accountants	F - 1

Consolidated Balance Sheets
December 31, 2008 and 2007	F - 2

Consolidated Statements of Operations for the
Years Ended December 31, 2008 and 2007	F - 4

Consolidated Statement of Stockholders' Equity for the
Years Ended December 31, 2008 and 2007	F - 5

Consolidated Statements of Cash Flows for the
Years Ended December 31, 2008 and 2007	F - 7

Notes to Consolidated Financial Statements	F - 9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
CHDT Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of CHDT Corporation and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CHDT Corporation and Subsidiaries as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

ROBISON, HILL & CO.
Certified Public Accountants

Salt Lake City, Utah
March 23, 2009

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
Assets:

Current assets:
Cash	$156,371	$257,802
Accounts receivable - net	2,399,859	1,351,648
Inventory	387,749	333,184
Prepaid expense	83,846	23,331

Total Current Assets	3,027,825	1,965,965

Fixed assets:
Computer equipment & software	60,648	45,685
Machinery and equipment	408,429	276,408
Furniture and fixtures	5,665	5,665
Less: Accumulated Depreciation	(219,894)	(119,154)

Total Fixed Assets	254,848	208,604

Other non-current assets:
Product development costs, net	103,700	73,012
Goodwill	1,936,020	1,936,020
Deposits	15,000	15,000

Total other non-current assets	2,054,720	2,024,032

Total assets	$5,337,393	$4,198,601

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

	December 31,
	2008	2007
Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$1,824,295	$601,946
Note payable – Sterling Bank	722,547	-
Notes and loans payable to related parties - current maturities	1,185,407	688,305

Total current liabilities	3,732,249	1,290,251

Non-current liabilities
Notes and loans payable to related parties	-	546,025

Total non-current liabilities	-	546,025

Total Liabilities	3,732,249	1,836,276

Stockholders' Equity:
Preferred Stock, Series A, par value $.001 per share
Authorized 100,000,000 shares,
Issued 60 shares at December 31, 2008
and 6,560 shares at December 31, 2007	1	7
Preferred Stock, Series B, par value $.10 per share
Authorized 100,000,000 shares,
Issued 2,108,813 at December 31, 2008
and 1,358,738 at December 31, 2007	210,882	135,874
Common Stock, par value $.0001 per share
Authorized 600,000,000 shares,
Issued 557,941,646 shares at December 31, 2008
and 599,745,646 shares at December 31, 2007	55,794	59,975
Related party receivable	(40,441)	-
Additional paid-in capital	5,585,702	5,034,527
Accumulated deficit	(4,206,794)	(2,868,058)

Total Stockholders' Equity	1,605,144	2,362,325

Total Liabilities and Stockholders’ Equity	$5,337,393	$4,198,601

The accompanying notes are an integral part of these financial statements.

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2008	2007
Revenues	$6,616,330	$2,826,842
Cost of Sales	(4,589,636)	(1,623,863)
Gross Profit	2,026,694	1,202,979

Operating Expenses:
Sales and marketing	557,027	167,772
Compensation	1,593,349	1,420,074
Professional fees	221,831	295,960
Depreciation and amortization	177,186	38,583
Other General and administrative	526,313	532,047
Total Operating Expenses	3,075,706	2,454,436

Net Operating Income (Loss)	(1,049,012)	(1,251,457)

Other Income (Expense):
Interest expense	(291,133)	(125,175)
Interest income	1,409	4,650
Debt forgiveness	-	379,000
Write-off of notes receivable	-	(427,710)
Gain on disposal of assets	-	206,284
Miscellaneous income	-	750
Total Other Income (Expense)	(289,724)	37,799

Net Income (Loss)	$(1,338,736)	$(1,213,658)

Income (Loss) per Common Share	$-	$-

Weighted average shares outstanding	559,844,813	579,255,372

The accompanying notes are an integral part of these financial statements.

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred Stock		Preferred Stock				Additional
	Series A		Series B		Common Stock		Paid-In	Retained
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Deficit

Balance at January 31, 2007	607,000	$607	1,193,769	$119,377	536,406,750	$53,642	$4,166,747	$(1,654,400)
February 2007 - Shares issued for
consulting fees	-	-	-	-	1,428,571	143	49,857	-
February 2007 - Shares issued upon
exercise of option for cash	-	-	-	-	250,000	25	4,975	-
Conversion of Series A
Preferred Shares to common shares	(440)	-	-	-	440,400	44	(44)	-
February 2007 - Shares issued for notes
payable	-	-	-	-	468,750	46	16,714	-
Conversion of Series B Preferred Shares
to common shares	-	-	(251,739)	(25,174)	16,614,774	1,662	23,512	-
March 2007 - Shares issued for accrued
expenses	-	-	-	-	3,788,575	379	124,621	-
March 2007 - Shares issued for notes
payable	-	-	-	-	1,835,049	183	54,867	-
May 2007 - Shares issued for expenses	-	-	-	-	500,000	50	14,950	-
July 2007 - Shares issued for cash	-	-	-	-	2,058,824	206	34,794	-
August 2007 – Shares issued for legal fees	-	-	-	-	105,882	11	1,789	-
August 2007 - Shares issued for cash	-	-	-	-	4,117,647	412	69,588	-
August 2007 – Shares issued for notes
payable	-	-	-	-	5,304,947	530	301,915	-
August 2007 - Shares issued for consulting
services	-	-	-	-	340,909	34	7,466	-
August 2007 - Shares issued for legal fees	-	-	-	-	112,510	11	1,789	-
September 2007 - Shares issued for cash	-	-	-	-	13,294,117	1,329	224,671	-
October 2007 - Shares issued for cash	-	-	-	-	12,352,941	1,235	208,765	-
November 2007 - Shares issued for legal
fees	-	-	-	-	50,000	5	1,795	-

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred Stock		Preferred Stock				Additional
	Series A		Series B		Common Stock		Paid-In	Retained
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Deficit
November 2007 - Shares issued for
consulting expense	-	$-	-	$-	75,000	$8	$2,492	$-
November 2007 - Shares issued for
expenses	-	-	-	-	200,000	20	6,580	-
November 2007 - Series B Preferred Shares
issued for notes payable	-	-	416,708	41,671	-	-	958,329	-
Return of Preferred Series A Shares
previously issued for acquisition of CPS	(600,000)	(600)	-	-	-	-	(1,775,264)	-
Stock Options for Compensation	-	-	-	-	-	-	533,619	-
Net Loss	-	-	-	-	-	-	-	(1,213,658)

Balance at December 31, 2007	6,560	7	1,358,738	135,874	599,745,646	59,975	5,034,527	(2,868,058)
January 2008 – Common shares converted
to Preferred Series B shares	-	-	750,075	75,008	(50,000,000)	(5,000)	(70,008)	-
February 2008 – Shares issued for accrued
directors’ fees	-	-	-	-	1,584,000	158	39,842	-
February 2008 – Preferred Series A shares
converted to common shares	(6,500)	(6)	-	-	6,500,000	650	(644)	-
March 2008 – Common shares issued for
consulting fees	-	-	-	-	112,000	11	2,489	-
Stock options for compensation	-	-	-	-	-	-	523,121	-
Stock warrants for interest expense	-	-	-	-	-	-	56,375	-
Net Loss	-	-	-	-	-	-	-	(1,338,736)

Balance at December 31, 2008	60	$1	2,108,813	$210,882	557,941,646	$55,794	$5,585,702	$(4,206,794)

The accompanying notes are an integral part of these financial statements.

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING
ACTIVITIES:
Continuing operations:
Net Income (Loss)	$(1,338,736)	$(1,213,658)
Adjustments necessary to reconcile net loss
to net cash used in operating activities:
Interest expense from stock warrants	56,376	-
Write-off of notes receivable	-	427,710
Stock issued for accrued expenses	40,000	159,255
Stock issued for expenses	2,500	112,000
Depreciation and amortization	177,187	38,583
Compensation expense from stock options	523,123	533,619
(Increase) decrease in accounts receivable	(1,048,212)	(791,173)
(Increase) decrease in inventory	(54,565)	(243,720)
(Increase) decrease in prepaid expenses	(60,515)	(7,169)
(Increase) decrease in deposits	-	1,775
(Increase) decrease in other assets	(95,888)	(73,012)
(Increase) decrease in shareholder receivable	(40,441)	-
Increase (decrease) in accounts payable and accounts payable	1,222,348	185,407
Increase (decrease) in due to related parties	-	(400,000)
Increase (decrease) in accrued interest on notes payable	3,174	(27,581)
Increase (decrease) in deposits from customers	-	-
Net cash used in operating activities	(613,649)	(1,297,964)

CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of property and equipment	(158,232)	(216,843)
Net cash provided by (used) investing activities	(158,232)	(216,843)

CHDT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

	For the Years Ended
	December 31,
	2008	2007
CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from sale of stock	-	546,000
Proceeds from notes and loans payable to related parties	650,000	1,317,500
Repayments of notes and loans payable to related parties	(697,000)	(288,975)
Proceeds from line of credit	717,450	-
Net Cash Provided by Financing Activities	670,450	1,574,525

Net (Decrease) Increase in Cash and Cash Equivalents	(101,431)	59,718
Cash and Cash Equivalents at Beginning of Period	257,802	198,084
Cash and Cash Equivalents at End of Period	$156,371	$257,802

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$213,897	$111,870
Franchise and income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 21, 2007, the Company issued 468,750 shares of common stock for notes payable of $15,000 and accrued interest of $1,761.

On March 16, 2007, the Company issued 1,835,050 shares of common stock for investor loans payable of $50,000 and accrued interest of $5,052.

On August 21, 2007, the Company issued 2,804,947 shares of common stock for notes payable of $250,000 and accrued interest of $2,445.

On November 2, 2007, the Company issued 416,708 shares of Series B Preferred Stock for notes payable of $1,000,000.

The accompanying notes are an integral part of these financial statements.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for CHDT Corporation, a Florida corporation (formerly, “China Direct Trading Corporation”) (“Company” or “CHDT”) and its wholly-owned subsidiaries (“Subsidiaries”) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.  CHDT changed its name to “CHDT Corporation” by amending its Articles of Incorporation, which name change was effective July 16, 2007 in respect of NASD Regulation, Inc. and OTC Bulletin Board approval of the name change, the trading symbol change from “CHDT.OB” to “CHDO.OB” and change in CUSIP Number for CHDT Common Stock and effective May 7, 2007 in terms of approval by the State of Florida of the charter amendment.

Organization and Basis of Presentation

CHDT was initially incorporated September 18, 1986 under the laws of the State of Delaware under the name "Yorkshire Leveraged Group, Incorporated", and then changed its domicile situs to Colorado in 1989 by merging into a Colorado corporation, named "Freedom Funding, Inc." Freedom Funding, Inc. then changed its name to "CBQ, Inc." by amendment of its Articles of Incorporation on November 25, 1998. In May 2004, the Company changed its name from “CBQ, Inc.” to “China Direct Trading Corporation” as part of a reincorporation from the State of Colorado to the State of Florida.  Effective May 7, 2007, the Company amended its charter to change its name from “China Direct Trading Corporation” to “CHDT Corporation.”  This name change was effective as of July 16, 2007 for purposes of the change of its name on the OTC Bulletin Board.

Souvenir Direct, Inc. was incorporated on September 9, 2002 under the laws of the State of Florida.  Souvenir Direct, Inc. operations were transferred to Capstone Industries, Inc. in the first quarter of fiscal year 2007 and Souvenir Direct, Inc.’s operating assets were sold on December 1, 2007 to an unaffiliated buyer.

On December 1, 2003, CHDT issued 97 million shares common stock to acquire 100% of the outstanding common stock of Souvenir Direct, Inc. in a reverse acquisition. At this time, a new reporting entity was created. Souvenir Direct, Inc. is considered the reporting entity for financial reporting purposes. Also on December 1, 2003, an additional 414,628,300 shares of common stock were issued to the previous owners of the Company.

In February 2004, the Company established a new subsidiary, initially named “China Pathfinder Fund, L.L.C.”, a Florida limited liability company. During 2005, the name was changed to “Overseas Building Supply, LLC” to reflect its shift in business lines from business development consulting services in China for North American companies to trading Chinese-made building supplies in South Florida.  This business line was ended in fiscal year 2007 and OBS’ name was changed to “Black Box Innovations, L.L.C.” (“BBI”) on March 20, 2008.

On January 27, 2006, the Company entered into a Purchase Agreement with Complete Power Solutions ("CPS") to acquire 51% of the member interests of CPS. CPS was organized by William Dato on September 20, 2004, as a Florida limited liability company to distribute power generators in Florida and adjacent states.  The Company subsequently sold its 51% membership interest in CPS, pursuant to a Purchase and Settlement Agreement dated and effective as of December 31, 2006.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On September 13, 2006 the Company entered into a Stock Purchase Agreement with Capstone Industries, Inc., a Florida corporation (Capstone). Capstone was incorporated in Florida on May 15, 1996 and is engaged primarily in the business of wholesaling low technology consumer products to distributors and retailers in the United States.

Nature of Business

From the beginning of fiscal year 2007, the Company has been primarily engaged in the business of marketing and selling consumer products through national and regional retailers and distributors, in North America.  Capstone currently operates in four primary business segments: Lighting Products, , Power Tools, Automotive Accessories and Computer peripherals. The Company’s products are typically manufactured in the Peoples’ Republic of China by third-party  manufacturing companies.

During the period that the Company owned a 51% interest in CPS (January 27, 2006 through December 31, 2006), the Company, through CPS, engaged in the business of selling and installing standby commercial and residential power generators in South Florida and, to a lesser extent, in adjacent states.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, to the extent the funds are not being held for investment purposes.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings.  The allowance for bad debt is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables.  This evaluation in inherently subjective and requires estimated that are susceptible to significant revisions as more information becomes available.

As of December 31, 2008, management has recorded an allowance for doubtful accounts of $67,433.  Net accounts receivable at December 31, 2008 was $2,399,859.

Inventory

The Company's inventory, which is recorded at the lower of cost (first-in, first-out) or market, consists of finished goods for resale by Capstone, totaling $387,749 at December 31, 2008.

BBI (previously “Overseas Building Supply, L.C.”) had inventory of $40,441 at December 31, 2007.  During 2008, a director and shareholder of the Company took the remaining inventory of BBI and agreed to pay the Company for the cost of the inventory, which was $40,441.  As a result, the inventory was removed from the balance sheet as an asset, and a shareholder receivable was recorded and disclosed in the equity section of the balance sheet.

Property and Equipment

Fixed assets are stated at cost. Depreciation and amortization are computed using the straight- line method over the estimated economic useful lives of the related assets as follows:

Computer equipment	3 - 7 years
Computer software	3 - 7 years
Machinery and equipment	3 - 7 years
Furniture and fixtures	3 - 7 years

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company follows FASB Statement No. 144 (SFAS 144), "Accounting for the Impairment of Long-Lived Assets." SFAS 144 requires that long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.  No impairments were recognized by the Company during 2007 and  2008.

Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Depreciation expense was $111,989 and $38,583 for the years ended December 31, 2008 and 2007, respectively.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets are recorded under the provisions of the Financial Accounting Standards Board (FASB) Statement No.142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 142 requires that an intangible asset that is acquired either individually or with a group of other assets (but not those acquired in a business combination) shall be initially recognized and measured based on its fair value.  Goodwill acquired in business combinations is initially computed as the amount paid by the acquiring company in excess of the fair value of the net assets acquired.

Costs of internally developing, maintaining and restoring intangible assets (including goodwill) that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset (excluding goodwill) with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstance continue to support an indefinite useful life. If and when an intangible asset is determined to no longer have an indefinite useful life, the asset shall then be amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangibles that are subject to amortization.

An intangible asset (including goodwill) that is not subject to amortization shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible assets with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. In accordance with SFAS 142, goodwill is not amortized.

It is the Company's policy to test for impairment no less than annually, or when conditions occur that may indicate an impairment. The Company's intangible assets, which consist of goodwill of $1,936,020 recorded in connection with the Capstone acquisition, were tested for impairment and determined that no adjustment for impairment was necessary as of December 31, 2008, whereas the fair value of the intangible asset exceeds its carrying amount.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Income (Loss) Per Common Share

Basic earnings per common share were computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. Diluted loss per common share for the nine months ended December 31, 2008 and 2007 are not presented as it would be anti-dilutive.  At December 31, 2008 and 2007, the total number of potentially dilutive common stock equivalents was 203,295,071 and 134,442,294, respectively.

Principles of Consolidation

The consolidated financial statements for the years ended December 31, 2008 and 2007 include the accounts of the parent entity and its wholly-owned subsidiaries Souvenir Direct, Inc., Black Box Innovations, L.L.C. (formerly “Overseas Building Supply, LLC” and formerly “China Pathfinder Fund, LLC”), and Capstone Industries, Inc.

The results of operations attributable to Capstone are included in the consolidated results of operating beginning on September 13, 2006, the date on which the Company’s interest in Capstone was acquired.

The results of operations attributable to the Company’s interest in its former subsidiary, CPS, for the period of time in which majority interest in CPS was held by the Company (January 27, 2006 through December 31, 2006) are included in the loss from discontinued operations on the consolidated statement of income (loss).  All significant intercompany balances and transactions have been eliminated.

Fair Value of Financial Instruments

The carrying value of the Company's financial instruments, including accounts receivable, accounts payable and accrued liabilities at December 31, 2008 approximates their fair values due to the short-term nature of these financial instruments.

Reclassifications

Certain reclassifications have been made in the 2007 financial statements to conform with the 2008 presentation. There were no material changes in classifications made to previously issued financial statements.

Revenue Recognition

Product Sales are recognized when an agreement of sale exists, product delivery has occurred, pricing is final or determinable, and collection is reasonably assured.

Allowances for sales returns, rebates and discounts are recorded as a component of net sales in the period the allowances are recognized.  In addition, accrued liabilities contained in the accompanying balance sheet include accruals for estimated amounts of credits to be issued in future years based on potentially defective product, other product returns and various allowances.  These estimates could change significantly in the near term.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising and Promotion

Advertising and promotion costs, including advertising, public relations, and trade show expenses, are expensed as incurred and included in Selling and Marketing expenses. Advertising and promotion expense was $103,651 and $167,772 for the years ended December 31, 2008 and 2007, respectively.

Shipping and Handling

The Company’s shipping and handling costs, incurred by Capstone, are included in Selling and Marketing expenses and amounted to $70,379 for the year ended December 31, 2008.

Accrued Liabilities

Accrued liabilities contained in the accompanying balance sheet include accruals for estimated amounts of credits to be issued in future years based on potentially defective products, other product returns and various allowances.  These estimates could change significantly in the near term.

Income Taxes

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (FASB) Statement No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities. The Company and its subsidiaries intend to file consolidated income tax returns

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments, SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations, applied for periods through December 31, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (SAB 107) relating to SFAS 123(R). The Company has applied the provision of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective application transition method, which requires the application of the accounting standard as of January 1, 2006, the first date of the Company’s fiscal year. The Company’s consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of the grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expenses over the requisite service periods in the Company’s consolidated statements of income (loss). Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25, as allowed under SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123). Under the intrinsic value method, compensation expense under fixed term option plans was recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeded the exercise price. Accordingly, for those stock options granted for which the exercise price equaled the fair market value of the underlying stock at the date of grant, no expense was recorded.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period.  There was no stock-based compensation expense attributable to options for the years ended December 31, 2007 and 2006 for compensation expense for share-based payment awards granted prior to, but not vested as of December 31, 2005.  Such stock-based compensation is based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123.  Compensation expense for share-based payment awards granted subsequent to December 31, 2005 are based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

In conjunction with the adoption of SFAS 123(R), the Company adopted the straight-line single option method of attributing the value of stock-based compensation expense. As stock-based compensation expense is recognized during the period is based on awards ultimately expected to vest, it is subject to reduction for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As of and for the year ended December 31, 2008, there were no material amounts subject to forfeiture. The Company has not accelerated vesting terms of its out-of-the-money stock options, or made any other significant changes, prior to adopting FASB 123(R), Share-Based Payments.

On April 23, 2007, the Company granted 130,500,000 stock options to two officers of the Company.  The options vest at twenty percent per year beginning April 23, 2007.  For the year ended December 31, 2007, the Company recognized compensation expense of $503,075 related to these options. On May 1, 2008, 850,000 of the above stock options were canceled and on May 23, 2008, 74,666,667 of the above stock options were cancelled.  For year ended December 31, 2008, the Company recognized compensation expense of $405,198 related to these options.

On May 1, 2007, the Company granted 4,000,000 stock options to five employees of the Company.   The options vest over two years.  For the year ended December 31, 2007, the Company recognized compensation expense of $29,214 related to these options.   During 2008, 1,000,000 of the above options were cancelled prior to vesting.  For the year ended December 31, 2008, the Company recognized compensation expense of $25,131 related to these options.

On October 22, 2007, the Company granted 700,000 stock options to a business associate of the Company.  The options vest over two years.  For the year ended December 31, 2007, the Company recognized compensation expense of $1,330 related to these options.  For the year ended December 31, 2008, the Company recognized compensation expense of $7,978 related to these options.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On January 10, 2008, the Company granted 1,000,000 stock options to an advisor of the Company.  The options vest over one year.  For the year ended December 31, 2008, the Company recognized compensation expense of $19,953 related to these options.

On February 5, 2008, the Company granted 3,650,000 stock options to four directors and one employee of the Company.  The options vest over two years.  For the year ended December 31, 2008, the Company recognized compensation expense of $59,619 related to these options.

On May 1, 2008, the Company granted 850,000 stock options to an employee of the Company.  The options vest over two years.  For the year ended December 31, 2008, the Company recognized compensation expense of $5,242 related to these options.

The Company recognizes compensation expense paid with common stock and other equity instruments issued for assets and services received based upon the fair value of the assets/services or the equity instruments issued, whichever is more readily determined.

As of the date of this report the Company has not adopted a method to account for the tax effects of stock-based compensation pursuant to SFAS 123(R) and related interpretations. However, whereas the Company has substantial net operating losses to offset future taxable income and its current deferred tax asset is completely reduced by the valuation allowance, no material tax effects are anticipated.

During the year ended December 31, 2005, the Company valued stock options using the intrinsic value method prescribed by APB 25.  Since the exercise price of stock options previously issued was greater than or equal to the market price on grant date, no compensation expense was recognized.

Stock-Based Compensation Expense

Stock-based compensation expense for the year ended December 31, 2008 included $2,500 for consulting fees.  Stock-based compensation expense for the year ended December 31, 2007 included $112,000, consisting of $25,000 included in employee compensation, $81,600 for consulting fees and $5,400 for legal fees.

Recent Accounting Standards

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The objective of SFAS 159 is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. The FASB has indicated it believes that SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS 159 is effective for the Company as of the beginning of fiscal year 2008. The adoption of this pronouncement is not expected to have an impact on the Company's financial position, results of operations or cash flows.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2007, the FASB issued No. 160, “Non-controlling Interests in Financial Statements, an amendment of ARB No. 51" (“SFAS 160").  SFAS 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This Statement is effective for fiscal years beginning on or after December 15, 2008.  Early adoption is not permitted. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

In December 2007, the FASB issued No. 141(R), “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS 141(R) is not permitted.  Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

In March 2008, the FASB issued No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  (“SFAS 161").  SFAS 161 requires enhanced disclosures about an entity's derivative and hedging activities and thereby improves the transparency of financial reporting.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

NOTE 2 – CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Cash and Cash Equivalents

The Company at times has cash and cash equivalents with its financial institution in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.  The Company places in cash and cash equivalents with high credit quality financial institution which minimize these risks.  As of December 31, 2007, the Company has cash in excess of FDIC limits of approximately $140,000.  As of December 31, 2008, the Company had no cash in excess of FDIC limits.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – CONCENTRATIONS OF CREDIT RISK AND ECONOMIC DEPENDENCE (continued)

Accounts Receivable

The Company grants credit to its customers, substantially all of whom are retail establishments located throughout the United States.  The Company typically does not require collateral from customers. Credit risk is limited due to the financial strength of the customers comprising the Company’s customer base and their dispersion across different geographical regions.  The Company monitors exposure of credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

Major Customers

The Company had three customers who comprised at least ten percent (10%) of gross revenue during the fiscal years ended December 31, 2008 and 2007.  The loss of these customers would adversely impact the business of the Company.  The percentage of gross revenue and the accounts receivable from each of these customers is as follows:

	Gross Revenue %		Accounts Receivable

	2008	2007	2008	2007

Customer A	44%	30%	$1,742,135	$691,110
Customer B	22%	28%	614,384	485,275
Customer C	15%	21%	21,773	161,571

	81%	79%	$2,378,292	$1,337,956

Major Vendors

The Company had two vendors from which it purchased at least ten percent (10%) of merchandise during the fiscal year ended December 31, 2007 and three vendors from which it purchased at least ten percent (10%) of merchandise during the fiscal year ended December 31, 2008.  The loss of these suppliers would adversely impact the business of the Company.  The percentage of purchases, and the related accounts payable from each of these vendors is as follows:

	Purchases %		Accounts Payable

	2008	2007	2008	2007

Vendor A	52%	56%	$169,997	$131,973
Vendor B	31%	10%	969,741	45,481
Vendor C	14%	-	-	-

	97%	66%	$1,139,738	$177,454

NOTE 3 – DUE TO RELATED PARTIES

During 2003 and 2004, a former officer and director of the Company paid $300,000 to settle a previously filed lawsuit on behalf of the Company. This $300,000 had been included in due related parties at December 31, 2006.  During the year ended December 31, 2007, this debt was forgiven.  Also included in due to related parties, as of December 31, 2006, was accrued but unpaid officer’s compensation of $100,000, payable to the Company’s former Chief Executive Officer. During the three months ended March 31, 2007, the $100,000 accrued compensation was converted into 3,031,000 shares of common stock.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – NOTES AND LOANS PAYABLE TO RELATED PARTIES

Overseas Building Supply - Notes Payable to Shareholders

On September 1, 2004, Overseas Building Supply, LLC (f/k/a China Pathfinder Fund, LLC and now known as “Black Box Innovations, L.L.C.”), a wholly-owned subsidiary of the Company, executed notes payable of $15,000 to three shareholders of the Company, including $5,000 to CEO. The notes carry an interest rate of 5% per annum and are payable in twelve equal monthly installments with the first installment due and payable on January 31, 2006.  As of December 31, 2006, the total amounts due on these loans was $16,761, including accrued interest.  During the three months ended March 31, 2007, these notes were converted into 468,750 shares of CHDT common stock.

CHDT Corp - Notes Payable to Director

On June 29, 2006, the Company executed a $250,000 note payable to a director of the Company.  The note carries an interest rate of 7% per annum and is payable if full, with accrued interest, on June 30, 2007.  The proceeds from this note were used to advanced funds to CPS. As of December 31, 2006, the total amount payable on the note was $258,750, including $8,750 of accrued interest.  During the quarter ended June 30, 2007, the Company paid accrued interest of $13,125 and during the quarter ended September 30, 2007, the Company paid accrued interest of $4,363.  On August 21, 2007, the Company issued 2,804,947 shares of CHDT common stock valued at $252,445 as payment for $250,000 in principal and interest of $2,445 on the note.

On September 15, 2006, the Company executed a $750,000 promissory note payable a director of the Company, secured by the accounts receivable of the note holder.  The note carries an interest rate of 8% per annum.  Interest is payable each calendar quarter, commencing with the quarter ended December 31, 2006.  All principal is payable if full, with accrued interest, on December 31, 2008.  At the option of the note holder, any quarterly interest or the principal may be paid in cash or in shares of the Company’s common stock or a combination of cash or shares.  Any shares issued shall have a value of $ .08 per share for purposes of calculating the amount of principal or interest paid by the issuance of each share.  The proceeds from this note were used to funds to Capstone acquisition.  As of December 31, 2006, the total amount payable on the note was $767,589, including $17,589 of accrued interest.  On November 2, 2007, the Company issued 312,536 shares of its Preferred Series B stock valued at $750,000 as payment for $750,000 in principal.  During the year ended December 31, 2007, the Company paid accrued interest of $62,465.  At December 31, 2007, the balance owed on this note was $0.

On May 30, 2007, the Company executed a $575,000 promissory note payable to a director of the Company.  The note carries an interest rate of 10.459% per annum.  All principal is payable in full, with accrued interest, on May 30, 2009.  As of September 30, 2007, the total amount payable on the note was $575,000.  On November 2, 2007, the Company issued 12,074 shares of its Series B Preferred stock valued at $28,975 as payment towards this loan.  At December 31, 2008, the total amount payable on this note was $546,025.  Interest payments are being made monthly to the note holder.

On July 11, 2008, the Company received a loan from a director of $250,000.  The note will be due on January 11, 2009 and carries an interest rate of 8% per annum.  At December 31, 2008, the total amount payable on this note was $259,479, including interest of $9,479.

As part of this note payable, the Company also issued a warrant to the loan holder to purchase 4,000,000 shares of common stock at a price of $.025 per share.  At the date of issuance, the stock price was $.021 per share.  The Company accounted for the debt and warrants using APB 14, whereby the proceeds of $250,000 was allocated between the debt and warrants.  This resulted in the warrants being valued at $56,375 which was recorded as additional paid-in capital, and a discount on the note of $56,375 being recognized.  The discount was amortized over the term of the note (6 months) to interest expense.  At December 31, 2008, the discount had been fully amortized resulting in interest expense of $56,375 being recognized.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – NOTES AND LOANS PAYABLE TO RELATED PARTIES (continued)

CHDT Corp - Notes Payable to Officers

During the quarter ended June 30, 2008, the Company executed three notes payable for $200,000 to an officer of the Company.  The notes carry an interest rate of 8% per annum and is due within six months.  At December 31, 2008, the total amount due on these notes was $201,358, including interest of $1,358.

Overseas Building Supplies - Notes Payable to Director

On December 14, 2006, Overseas Building Supply, L.C. (now known as “Black Box Innovations, L.L.C.”) received proceeds from a note payable of $2,500 to a director. During the quarter ended March 31, 2007, Overseas Building Supply received proceeds from additional notes payable of $24,000.  The notes carry an interest rate of 8% per annum and are due on demand.  On November 2, 2007, the Company issued 11,043 shares of its Series B Preferred stock valued at $26,500 as payment for $26,500 in principal.  During the year ended December 31, 2007, the Company paid accrued interest of $1,125.  At December 31, 2008 and 2007, the total amount due on these loans was $0 and $0, respectively.

China Direct and Souvenir Direct - Loans Payable to Director

During the period from August 24, 2006 through November 30, 2006, a director made loans to the Company totaling $490,000, including $10,000 to the Company’s wholly owned subsidiary, Souvenir Direct, Inc.  The loans carry interest of 8% and are payable on demand.  In November 2006, the Company repaid $50,000 of this amount.  During the quarter ended March 31, 2007, the Company repaid $278,975 of these loans and received an additional $33,000 in proceeds from loans.  On November 2, 2007, the Company issued 81,060 shares of its Series B Preferred stock valued at $194,525 as payment for $194,525 in principal.  During the year ended December 31, 2007, the Company paid accrued interest of $20,266.  As of December 31, 2006, the total amount payable on these loans was $448,738, including $8,738 of accrued interest.  At December 31, 2008 and 2007, the total amount payable on these loans was $0 and $0, respectively.

Capstone Industries – Loans Payable to Director

On June 15, 2007, Capstone Industries executed a $72,000 promissory note payable to a director of the Company.  The note carries an interest rate of  8% per annum and is due on February 15, 2008.  During the quarter ended September 30, 2007, the Company paid accrued interest of $240.  At December 31, 2007, the total amount payable on this loan was $74,904, including interest of $2,904.  In January 2008, the Company repaid this note payable.

On July 16, 2007, Capstone Industries executed a $103,000 promissory note payable to a director of the Company.  The note carries an interest rate of 8% per annum and is due on December 31, 2007.  At December 31, 2007, the total amount payable on this loan was $106,838, including interest of $3,838.  In December 2008, the Company borrowed an additional $75,000 from this director.  At December 31, 2008, the total amount payable on this loan was $188,023, including interest of $10,023.

Capstone Industries – Loans Payable to Officer

On September 7, 2007, Capstone Industries executed a $100,000 promissory note payable to an officer of the Company.  The note carries an interest rate of 8% per annum and is due on December 31, 2007.  At December 31, 2007, the total amount payable on this loan was $102,521, including interest of $2,520.  In January 2008, this note was repaid.

During the quarter ended December 31, 2007, Capstone Industries executed two promissory notes payable totaling $400,000 to an officer of the Company.  The notes carry an interest rate of 8% per annum is and due on January 31, 2008.  At December 31, 2007, the total amount payable on this loan was $404,043, including interest of $4,043.  In January 2008, the Company paid $250,000 towards this note payable.  On May 9, 2008, the Company paid principal of $150,000 and interest of $6,443 to pay off the remainder of this note.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – NOTES AND LOANS PAYABLE TO RELATED PARTIES (continued)

On March 11, 2008, Capstone Industries executed a $100,000 promissory note payable to an officer of the Company.  The note carries an interest rate of 8% per annum is due on June 30, 2008.  On August 5, 2008, the Company paid principal of $100,000 and interest of $3,222 to pay off this note.

 On June 24, 2008, Capstone Industries executed a $25,000 promissory note payable to an officer of the Company.  The note carries an interest rate of 8% per annum and is due September 24, 2008.  On August 5, 2008, the Company paid principal of $25,000 and interest of $230 to pay off this note.

Based on the above, the total amount payable to officers and directors as of December 31, 2008 and 2007 was $1,185,407 and $1,234,330, respectively, including accrued interest of $20,861 and $13,305, respectively.

The maturities under the notes and loan payable to related parties for the next five years are:

Year Ended December 31,
2009	$1,185,407
2010	-
2011	-
2012	-
2013	-
Total future maturities	$1,185,407

NOTE 5 – INVESTOR LOANS PAYABLE

In March, 2006, the Company executed notes payable to an investor of $25,500 and $24,500, totaling $50,000.  The notes carry an interest rate of 10% per annum and are payable if full, with accrued interest, in March 2008.  The notes are secured by shares of the Company’s common stock and convertible into the Company’s common stock.  As of December 31, 2006, the total amount payable on the notes was $54,038, including $4,038 of accrued interest.

Interest shall be payable, at the option of the note holder, in cash or in shares of the Company’s common stock.  The number of common shares to be issued as payment of accrued and unpaid interest shall be determined by dividing the total amount of accrued and unpaid interest to be converted in common stock by the “Conversion Price” (as defined below). The Note shall be convertible (in whole or in part), at the option of the note holder, into a number of fully paid and non-assessable shares of common stock, by dividing that portion of the outstanding principal balance plus any accrued but unpaid interest as of the conversion date by the Conversion Price.

The Conversion Price shall mean a price no lower than $ .03 and higher than $ .04 which will be the average of the closing bid price (adjusted for stock splits, combinations, certain dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of asses, issuances of additional shares of common stock, and issuance of common stock equivalents) for ten days trading preceding the conversion date.

In March 2007, the note holders elected to convert the notes payable and accrued interest, totaling $55,052, into a total of 1,835,050 shares of the Company’s common stock, at a conversion price of $ .03 per share.

NOTE 6 – NOTE PAYABLE – STERLING BANK

On May 1, 2008, Capstone secured a conventional $2,000,000 asset based loan agreement from Sterling National Bank, located in New York City whereby Capstone received a credit line to fund working capital needs.  The loan provides funding for an amount up to 85% of eligible Capstone accounts receivable and 50% of eligible Capstone inventory.  The interest rate of the loan is the Wall Street Journal prime rate plus one and one-half percent per annum.  CHDT and Howard Ullman, the Chairman of the Board of Directors of CHDT, have personally guaranteed Capstone’s obligations under the Loan. At December 31, 2008, there was $722,547 due on this loan.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – NOTE PAYABLE – STERLING BANK (continued)

As part of the loan agreement with Sterling National Bank, a subordination agreement was executed with Howard Ullman, a shareholder and director of the Company.  These agreements subordinated the debt of $113,023 (plus future interest) and $546,025 due to Howard Ullman to the Sterling National Bank loan.  No payments will be made on the subordinated debt until the Sterling Bank is paid in full, except for scheduled payments of interest.

NOTE 7 – LEASES

On June 29, 2007, the Company relocated its principal executive offices and sole operations facility to 350 Jim Moran Blvd., Suite 120, Deerfield Beach, Florida 33442, which is located in Broward County.  This space consists of 4,000 square rentable feet and is leased on a month to month basis.  Monthly payments are approximately $4,250 per month.

Rental expense under these leases was approximately $51,809 and $36,503 for the years ended December 31, 2008 and 2007, respectively.

NOTE 8 - COMMITMENTS

Employment Agreements

On February 5, 2008, the Company entered into an Employment Agreement with Stewart Wallach, the Company’s Chief Executive Offer and President, whereby Mr. Wallach will be paid $225,000 per annum.  The term of the contract begins February 5, 2008 and ends on February 5, 2011.

On February 5, 2008, the Company entered into an Employment Agreement with Gerry McClinton, the Company’s Chief Operating Officer, whereby Mr. McClinton will be paid $150,000 per annum.  The term of the contract begins February 5, 2008 and ends on February 5, 2011.

On February 5, 2008, the Company entered into an Employment Agreement with Howard Ullman, the Chairman of Board of Directors of the Company, whereby Mr. Ullman will be paid $100,000 per annum.  The term of the contract begins February 5, 2008 and ends on February 5, 2011.

License Agreement

On April 12, 2007, the Company entered into a trademark and licensing agreement with The Armor All/STP Products Company (“AASTP”).  As part of the agreement, the Company is required to pay AASTP royalties either at fixed periodic amounts or 5% of product sales.  The Company is required to make guaranteed minimum royalty payments as follows:  $100,000 payable in the 1st year of the contract; $300,000 payable in the 2nd year of the contract; and $500,000 payable in the 3rd year of the contract.  As of December 31, 2008, the Company has paid $175,000 in royalty expense to AASTP that is included as part of selling expenses.  Future guaranteed minimum royalty payments are as follows:

Guaranteed Minimum
Year	Royalty Payments
2009	$350,000
2010	$375,000
$725,000

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS

Common Stock

In February 2007, the Company issued 1,428,571 shares of common stock  for consulting fees valued at $50,000.  The shares were valued at $.035 per share.

In February 2007, the Company issued 250,000 shares of common stock for cash of $5,000.

In February 2007, the Company issued 468,750 shares of common stock for notes payable totaling $16,761.

In March 2007, the Company issued 3,031,000 shares of common stock for accrued compensation of $100,000.

In March 2007, the Company issued 757,575 shares of common stock for officers’ compensation valued at $25,000.  The shares were valued at $.033 per share.

In March 2007, the Company issued 1,835,050 shares of common stock for investor loans payable totaling $55,051.

In May 2007, the Company issued 500,000 shares of common stock for expenses totaling $15,000.

In August 2007, the Company issued 105,882 shares of common stock for legal expenses of $1,800.

In August 2007, the Company issued 2,804,947 shares of common stock for notes payable of $252,445.

In August 2007, the Company issued 2,500,000 shares of common stock for accrued expenses of $50,000.

In August 2007, the Company issued 340,909 shares of common stock for consulting expenses of $7,500.

In August 2007, the Company issued 112,510 shares of common stock for legal expenses of $1,800.

In September 2007, the Company issued 19,470,588 shares of common stock for cash of $331,000.

In October 2007, the Company issued 12,352,941 shares of common stock for cash of $210,000.

In November 2007, the Company issued 50,000 shares of common stock for legal expenses of $1,800.

In November 2007, the Company issued 275,000 shares of common stock for consulting fees of  $9,100.

In February 2008, the Company issued 1,584,000 shares of common stock for accrued directors fees of $40,000.

In March 2008, the Company issued 112,000 shares of common stock for consulting expenses of $2,500.

For issuances of shares of common stock during the periods described above, the Company issued restricted shares (Rule 144). The shares issued were valued by the Company based upon the closing price of the shares on the date of issuance. The value of these shares issued for services was charged to expense, unless they were in consideration for future services, in which case they were recorded as deferred consulting fees. Shares retired / cancelled were recorded at par value.

Series “A” Preferred Stock

A total of 8,100 shares of series “A” preferred stock were issued in 2004, and, in May 2005, 100 shares were returned to the treasury and cancelled.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS (continued)

In January 2006 the Company issued 600,000 shares of series “A” convertible preferred stock, convertible into 50,738,958 shares of the Company’s common stock, in connection with the acquisition of a 51% majority interest in CPS.  The shares were valued at $1,200,000.

In January 2007 (effective December 31, 2006), the 600,000 shares of series “A” convertible preferred issued to CPS were returned to the treasury and cancelled, in connection with the Company’s sale of its interest in CPS.  The shares were valued at $1,775,864.  None of the preferred shares were converted to common shares.  At December 31, 2006, the shares had not been returned, and a related party receivable of $1,775,864 was recorded.  During the three months ended March 31, 2007, these shares were returned to the treasury and cancelled.

In June, 2006, 1,000 shares of the Company’s series “A” convertible preferred stock, beneficially owned by the Company’s CEO, were exchanged for 1,000,000 shares of the Company’s common stock.  In February 2007, 74 shares of the Company’s series “A” preferred stock were exchanged for 73,400 shares of the Company’s common stock.  In May 2007, 367 shares of the Company’s series “A” preferred stock were exchanged for 367,000 shares of the Company’s common stock.

In February 2008, 6,500 shares of the Company’s series “A” convertible preferred stock were exchanged for 6,500,000 shares of the Company’s common stock.

As of December 31, 2008, a total of 60 shares of series “A” convertible preferred stock were issued and outstanding, and are convertible into CHDT common shares, at a rate of 1,000 shares of common stock for each share of series “A” convertible preferred stock and are redeemable at the option of the Company.

Series “B” Preferred Stock

In January 2006 the Company sold 657,000 shares of its series “B” convertible preferred stock for cash of $637,000, including 387,000 shares to the Company’s former CEO and the remaining shares to other directors of the Company.  During the three months ended March 31, 2007, 15,000 shares of the Company’s series “B” preferred shares issued to a director were exchanged for 990,000 shares of the Company’s common stock.

In September 2006 the Company issued 300,030 shares of its series “B” convertible preferred stock to the Company’s former CEO in exchange for 20,000,000 shares of its common stock held by the former CEO.

In September, 2006 the Company issued an additional 236,739 shares of its series “B” convertible preferred stock in connection with the acquisition of 100% of the voting interest of Capstone Industries, Inc.  The shares were valued at $1,250,000.  During the three months ended March 31, 2007, 236,739 shares of the Company’s series “B” convertible preferred stock was converted into 15,624,774 shares of the Company’s common stock.

In November 2007, the Company issued 416,708 shares of its series “B” convertible preferred stock to a director for notes payable of $1,000,000.

In January 2008, the Company’s chairman exchanged 50,000,000 shares of the Company’s common stock for 750,075 shares of the Company’s series B” convertible preferred stock.

The series “B” convertible preferred shares are convertible into common shares, at a rate of 66.66 shares of common stock for each share of series “B” convertible preferred stock.

Warrants

The Company has outstanding stock warrants that were issued in prior years to its officers and directors for a total of 5,975,000 shares of the Company's common stock. The warrants expire between November 11, 2011 and July 20, 2014. The warrants have an exercise price of $.03 to $.05.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS (continued)

The Company issued a stock warrant to each of two former officers of the Company in December 2003 for a total of 35,000 shares of the Company's common stock. Each of the stock warrants expires on July 20, 2014, and entitles each former officer to purchase 10,000 and 25,000 shares, respectively, of the Company's common stock at an exercise price of $0.05.

During September and October 2007, the Company issued 31,823,529 shares of common stock for cash at $.017 per share, or $541,000 total as part of a Private Placement under Rule 506 of Regulation D.  Along with the stock, each investor also received a warrant to purchase 30% of the shares purchased in the Private Placement.

A total of 9,548,819 warrants were issued.  The warrants are ten year warrants and have an exercise price of $.025 per share.

Options

In 2005, the Company authorized the 2005 Equity Plan that made available 10,000,000 shares of common stock for issuance through awards of options, restricted stock, stock bonuses, stock appreciation rights and restricted stock units.  On May 20, 2005 the Company granted non-qualified stock options under the company’s 2005 Equity Plan for a maximum of 250,000 shares of the Company’s common stock for $0.02 per share. The options expire May 25, 2015 and may be exercised any time after May 25, 2005.

On May 1, 2007, the Company granted 4,000,000 stock options to five employees of the Company under the 2005 Plan.  The options vest over two years.  During 2008, 1,000,000 of these options were cancelled prior to vesting.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $25,131 and $29,214 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.64%
Expected term – 11 years
Expected volatility of stock – 131.13%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of  $10,869 in 2009 related to these stock options.

On April 23, 2007, the Company granted a ten-year non-qualified, non-statutory stock option for 102,400,000 “restricted” shares of the Company’s common stock to Stewart Wallach, the Company’s CEO, as incentive compensation.  The exercise price of the options is $.029 per share, which was the fair market value of the stock on the date of grant.  Twenty percent of the options vested on the date of issuance, and twenty percent per year will vest on the anniversary date through April 23, 2011.  On May 23, 2008, 74,666,667 of these options were cancelled.  Compensation expense was recognized through the date of the cancellation of the options.

On April 23, 2007, the Company granted a ten-year non-qualified, non-statutory stock option for 28,100,000 “restricted” shares of the Company’s common stock to Gerry McClinton, the Company’s COO and Secretary, as incentive compensation.  The exercise price of the options is $.029 per share, which was the fair market value of the stock on the date of grant.  Twenty percent of the options vested on the date of issuance, and twenty percent per year will vest on the anniversary date through April 23, 2011.  On May 1, 2008, 850,000 of these options were cancelled.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS (continued)

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $405,198and $503,075 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.66%
Expected term – 10 years
Expected volatility of stock – 133.59%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps - 100

The Company will recognize compensation expense of $156,557 in 2009, $156,557 in 2010, and $52,186 in 2011 related to these stock options.

On October 22, 2007, the Company granted 700,000 stock options to a business associate of the Company.  The options vest over two years.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $7,978 and $1,330 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.42%
Expected term – 11 and 12 years
Expected volatility of stock – 134.33%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $6,648 in 2009 related to these stock options.

On January 10, 2008, the Company granted 1,000,000 stock options to an advisor of the Company.  The options vest over one year.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted.  During the year ended December 31, 2008, the Company recognized compensation expense of $19,953 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 3.91%
Expected term – 10 years
Expected volatility of stock – 133.83%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

On February 5, 2008, the Company granted 3,650,000 stock options to four directors and one employee of the Company.  The options vest over two years.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS (continued)

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. For the year ended December 31, 2008, the Company recognized compensation expense of $59,619 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 1.93% to 3.61%
Expected term – 2 to 10 years
Expected volatility of stock – 133.83%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $2,603 in 2009 related to these stock options.

On May 1, 2008, the Company granted 850,000 stock options to an employee of the Company.  The options vest over two years.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. For the year ended December 31, 2008, the Company recognized compensation expense of $5,242 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 3.78%
Expected term – 11 years
Expected volatility of stock – 133.59%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $7,862 in 2009 and $2,620 in 2010 related to these stock options.

The following table sets forth the Company’s stock options outstanding as of December 31, 2008 and 2007 and activity for the years then ended:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term (Years)	Intrinsic Value

Outstanding, December 31, 2006	135,450,000	$0.028
Granted	-	-
Exercised	-	-
Forfeited/expired	-	-

Outstanding, December 31, 2007	135,450,000	0.028
Granted	5,500,000	0.028
Exercised	-	-
Forfeited/expired	76,516,667	0.028

Outstanding, December 31, 2008	64,433,333	$0.028	8.64	$-

Vested/exercisable at December 31, 2007	21,750,000	$0.028	10.0	$-

Vested/exercisable at December 31, 2008	43,102,777	$0.028	8.68	$-

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCK TRANSACTIONS (continued)

The following table summarizes the information with respect to options granted, outstanding and exercisable under the 2005 plan:

Exercise Price	Options Outstanding	Remaining Contractual Life in Years	Average Exercise Price	Number of Options Currently Exercisable
$.02	250,000	6	$.02	250,000
$.029	54,983,333	9	$.029	39,252,777
$.029	4,000,000	10	$.029	1,500,000
$.029	700,000	11	$.029	350,000
$.029	1,000,000	9	$.029	-0-
$.029	150,000	9	$.029	-0-
$.029	2,000,000	1	$.029	2,000,000
$.027	1,500,000	1	$.027	-0-
$.029	850,000	10	$.029	-0-

NOTE 10 – BUSINESS ACQUISITIONS AND DISPOSALS

Complete Power Solutions

On January 27, 2006, the Company entered into a Purchase Agreement (the "Purchase Agreement") with William Dato and Complete Power Solutions ("CPS") pursuant to which the Company acquired 51% of the member interests of CPS owned by Mr. Dato for a purchase price consisting of the payment of $637,000 in cash and the delivery of 600,000 shares of Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") having a stated value of $1,200,000, which Series A Preferred Stock are convertible into 50,739,958 shares of the Company's Common Stock at the demand of Mr. Dato. The cash paid in the transaction was obtained from capital provided to the Company for use in connection with acquisitions by Howard Ullman, our Chief Executive Officer and President, and certain of our directors and principal shareholders.

On January 26, 2007, the Company entered into a Purchase and Settlement Agreement (the "Settlement Agreement"), dated and effective as of December 31, 2006, with William Dato and CPS whereby: (a) CPS repurchased the 51% membership interest owned by China Direct in return for the transfer of the 600,000 shares of the Company’s "Series A Preferred Stock”, which are convertible into 50,739,958 shares of the Company's common stock, and (b) the issuance of a promissory note by CPS to CHDT for 225,560, bearing annual interest at 7% with interest-only payments commencing on July 1, 2007 and thereafter being paid quarterly on April 1st, July 1st, October 1st, and January 1st until the principal and all unpaid interest thereon shall become due and payable on the maturity date, being January 6, 2010 (the “2007 Promissory Note”).  The 2007 Promissory Note also provides that the principal amount may be automatically increased by an amount of up to $7,500 if the amount of a customer claim is settled for less than $7,500. As of the date of this report the principal amount has not been increased by an amount up to $7,500, as described above.  The shares were valued at $1,775,864 based on the market value of the common stock the shares are convertible into.

As of December 31, 2006, the balance due on the $225,560 was classified on the Company’s balance sheet as an amount due from former subsidiary.  This item was classified as long-term as of December 31, 2006, in anticipation of its conversion to a note receivable, the maturiy of which is more than one year from the balance sheet date.  Subsequently, upon execution of the 2007 Promissory Note on January 26, 2007, the Company reclassified the balance as a long-term note receivable from former subsidiary.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – BUSINESS ACQUISITIONS AND DISPOSALS (continued)

CPS is also indebted to CHDT under a promissory note in the original principal amount of $250,000, executed by William Dato on June 27, 2006 and payable to CHDT, bearing interest at 7% per annum and maturing on June 30, 2007, subject to extension (the “2006 Promissory Note”) and subject to offset by (i) $41,600 owed by an affiliate of CHDT to the CPS funds advanced by CPS for portable generators that were never delivered and (ii) $15,000 as an agreed amount paid to compensate CPS for certain refunds required to be made by CPS (which amounts have been first applied to accrued and unpaid interest due September 30, 2006 and December 31, 2006 and then applied to quarterly interest payable on the principal of the 2006 Promissory Note to maturity (June 30, 2007) and then to reduce the principal amount of the 2006 Promissory Note to $210,900.

On March 10, 2008, the Company was granted a Final Summary judgment against CPS for $501,740 related to the two notes due from CPS to the Company as part of the disposal agreement entered into in January 2007.   As of December 31, 2007, the Company determined these two notes to be uncollectible and wrote-off $427,710 to expense.  The Company has pursued  legal action to collect this judgment, but it is now considered uncollectible.

The Company disposed of its interest in CPS to further its goal of focusing on its Capstone Industries consumer product business line in an effort to achieve sustained profitability from low-coast, low inventory consumer products that are direct shipped from Chinese and other low cost contract manufacturing sources to the Company’s customers.

Capstone Industries

On September 13, 2006 the Company entered into a Stock Purchase Agreement (the Purchase Agreement) with Capstone Industries, Inc., a Florida corporation (Capstone), engaged in the business of producing and selling portable book lights and related consumer goods, and Stewart Wallach, the sole shareholder of Capstone. Under the Stock Purchase Agreement the Company acquired 100% of the issued and outstanding shares of Capstone Common Stock in exchange for $750,000 in cash (funded by a note payable to the Company’s CEO and $1.25 million of the Company’s Series B Preferred Stock, $0.01 par value per share, which Series “B” stock is convertible into 15.625 million “restricted” shares of CHDT Common Stock, $0.0001 par value (common stock). CHDT has agreed to register shares of Common Stock under the Securities Act of 1933, as amended, to cover conversion of the Series “B” Stock issued to Mr. Wallach in the acquisition of Capstone.  Such registration has not been filed as of the date of this Report. CHDT will operate Capstone as a wholly-owned subsidiary. As of the date of this report these share have not been registered.  The Capstone acquisition was recorded as follows:

Cash	$33,676
Accounts receivable	208,851
Inventory	340,109
Prepaid expenses	7,500
Property and equipment	16,127
Goodwill	1,936,020
Accounts payable and accrued expenses	(417,283)
Loan payable to China Direct	(125,000)
Total purchase price	$2,000,000

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – BUSINESS ACQUISITIONS AND DISPOSALS (continued)

Capstone was acquired to expand the Company’s customer base and sources of supply, the value of which contributed to the recording of goodwill.

For tax purposes, the goodwill is expected to be amortized as an IRC Sec. 197 intangible over a period of fifteen years from date of acquisition.

NOTE 11 - INCOME TAXES

As of December 31, 2008, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $2,900,000 that may be offset against future taxable income through 2028. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

	2008	2007
Net Operating Losses	$594,500	$454,690
Valuation Allowance	(594,500)	(454,690)
	$-	$-

The provision for income taxes differ from the amount computed using the federal US statutory income tax rate as follows:
	2008	2007
Provision (Benefit) at US Statutory Rate	$(139,810)	$(161,745)
Increase (Decrease) in Valuation Allowance	139,810	161,745
	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operations.  When circumstances change and causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The adoption of the provisions of FIN 48 did not have a material impact on the company’s condensed consolidated financial position and results of operations. At January 1, 2008, the company had no liability for unrecognized tax benefits and no accrual for the payment of related interest.

Interest costs related to unrecognized tax benefits are classified as “Interest expense, net” in the accompanying consolidated statements of operations. Penalties, if any, would be recognized as a component of “Selling, general and administrative expenses”. The Company recognized $0 of interest expense related to unrecognized tax benefits for the year ended December 31, 2008 and 2007.  In many cases the company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. With few exceptions, the company is generally no longer subject to U.S. federal, state, local or non-U.S. income tax examinations by tax authorities for years before 2004. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2008:

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

United States (a)	2005 – Present

(a) Includes federal as well as state or similar local jurisdictions, as applicable.

NOTE 12 – CONTINGENCIES

CELESTE TRUST REG., ESQUIRE TRADE, ET AL. V. CBQ, INC. (Second Circuit Court of Appeals, Case #07-1701-CV, April 2007; Lower Court Case# 03 Civ. 9650 RMB; US District Court, SDNY, 12/4/2003): Both the initial and amended complaint of the plaintiffs in this case against us were dismissed by the trial court upon our motion to dismiss.  The plaintiffs perfected their appeal of the dismissal of the amended complaint and the appeal was briefed in November 2007.  The appeal is currently pending before the Second Circuit Court of Appeals in New York City. CHDT is uncertain when or how the Second Circuit will rule on the plaintiffs’ appeal.  CHDT has moved that the Second Circuit to make a ruling on the briefs without oral arguments, but CHDT believes that the plaintiffs have requested oral arguments.  There has been no ruling to date on the overall appeal or CHDT’s motion for a ruling based solely on the written appeal briefs submitted to date.   While CHDT intends to appeal any adverse ruling in this case by the Second Circuit, and CHDT is confident of prevailing in this matter, if the plaintiffs ultimately prevailed in this case and received their requested relief with no further right of appeal by CHDT, the Company lacks the available funds or financing to pay such relief and if a settlement was not possible, in the event of such an adverse outcome,  such an adverse judgment could not be paid from available Company resources.   The New York City office of Dorsey & Whitney currently represents CHDT in this case.

This case concerns a lawsuit that was filed against the Company by three Plaintiffs on or about December 4, 2003, but which the Company did not receive notice of until the week of February 18, 2004 or thereabouts. The Plaintiffs purchased debentures issued by Socrates Technologies Corporation (STC), a public Delaware corporation in 2000. When the Company purchased the assets of two STC subsidiaries in March 2001, the Plaintiffs allege that the Company promised to issue to the Plaintiffs and others the consideration that was to be paid to STC for the acquired assets and to so do in order to compensate the plaintiffs for their investment in the STC debentures, which were apparently in default at that time. The total consideration paid for the STC subsidiaries' assets were 7.65 million shares of company Common Stock and a Promissory Note made by the Company for $700,000 principal amount. The Company has defended against the Plaintiffs' claims to date. If the Plaintiffs win a judgment on their claims, the judgment, if collected, would prove potentially ruinous the Company, unless a settlement involving no cash was arranged between the parties to the lawsuit. The Plaintiff's claims include a claim for receipt of the money due under the Promissory Note with a principal amount of $700,000. The Company lacks the cash flow or cash reserves or funding resources to pay such a claim, either in a lump sum or over time. If the Plaintiffs are awarded the claimed damages against the Company in this lawsuit and the Company did not or could not appeal such an award, then under such circumstances the Company would be unable to pay such damages, either in a lump sum or under any short-term schedule, and would be insolvent without an emergency infusion of capital from investors.

Sun Trust Bank Dispute. Sun Trust Bank line of credit and term note

Prior to being acquired by CHDT, Quantum Technology Group had a $4 million line of credit with Crestar Bank, which was subsequently acquired by Sun Trust. This line of credit was guaranteed by Quantum and five individual guarantors, including Ray Kostkowski, Anne Sigman, Skip Lewis, and Anthony Saunders. This line of credit was opened during April, 2000. On August 8, 2000, the Company acquired all of the shares of Quantum. Sun Trust asserted that $1.3 million of the line of credit had been used, and was owing to Sun Trust, as well as line of credit, a $200,000 term loan from Sun Trust to Quantum, approximately $200,000 in accrued interest and $100,000 in attorney fees -- all of which SunTrust had sought to collect from the individual guarantors. Sun Trust had not sued the Company and has not raised its prior threat to sue since 2005.

CHDT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – CONTINGENCIES (continued)

RAS Investment, Inc., a company affiliated with Anne Sigman, a former employee of the Company, has advised the Company that RAS has acquired the Sun Trust note and has demanded payment in cash or stock. As of the date of this Report, the Company's position remains as before, that is, that the Company is not obligated to pay the Sun Trust debts and any claims made to collect that debt could be defeated by several potential defenses and counterclaims.  CHDT has not received any communication in this matter from RAS Investment, Inc. since 2006.  The Company will aggressively defend against any effort to assert any claim against CHDT based on the above credit line.

Potential Litigation

Cyberquest, Inc.

As reported previously, the Company has received two claims from certain former shareholders of Cyberquest, Inc. that they hold or own approximately 70,000 shares of a class of the Company's redeemable preferred stock that was issued in the Company's 1998 acquisition of Cyberquest. Cyberquest ceased operations in 2000-2001 period. The Company has investigated these claims and has not been able to date to fully substantiate any of the claims to date and the claimants have not pursued their claims beyond an initial communication asserting ownership of these shares of serial preferred stock.  The Company has not received any further claims or communications since mid-2006.

NOTE 13 - SALE OF ASSETS

The assets and liabilities of Souvenir Direct were transferred into Capstone January 1, 2007.  The assets consisted of cash of $13,816, accounts receivable of $20,967, deposits of $1,775, net fixed assets of $3,329, and intercompany receivables of $160,263. The liabilities consisted of accrued expenses of $38,387 and loans payable of $10,000.

On December 1, 2007, the Company sold the remaining assets of Souvenir Direct for $206,284.  For the year ended December 31, 2007, a gain on disposal of assets of $206,284 was recognized in the financial statements of the Company.

NOTE 14 - INTANGIBLE ASSETS

During 2007 and 2008, the Company capitalized $168,890 related to packaging artwork and design costs related to the Company’s AASTP products and Lighting products as intangible assets. These costs are being amortized over their useful life, which the Company has determined to be two years.  During 2008, the Company recorded $65,199 of amortization expense related to these assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$647.33
Legal fees and expenses	$2,500.00
Accounting fees and expenses	$2,500.00
Printing and engraving expenses	$2,500.00	*
Miscellaneous	$1,500.00	*

Total	$9,647.33
FOOTNOTES:
*estimated.

Item 14. Indemnification of Directors and Officers.

Pursuant to Florida law,  CHDT has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Our By-Laws allow CHDT to indemnify directors and officers to the fullest extent allowed under Florida law.  CHDT has also entered into indemnification agreements with our senior offices, Stewart Wallach, Gerry McClinton and Howard Ullman, which indemnification agreements obligate CHDT to provide the fullest level of indemnification and advancement of expenses in eligible proceedings to these senior officers.

We have directors and officers liability insurance in place for the benefit of our directors and our executive officers.

i

Item 15. Recent Sales of Unregistered Securities.

There have been no recent sales of our securities by us.  Note 9 to the financial statements to our Form 10-K for the fiscal year ended December 31, 2008 and subsequent sales are listed below, lists all sales of unregistered stock in the past five years.

Common Stock

In February 2007, the Company issued 1,428,571 shares of common stock  for consulting fees valued at $50,000.  The shares were valued at $.035 per share.

In February 2007, the Company issued 250,000 shares of common stock for cash of $5,000.

In February 2007, the Company issued 468,750 shares of common stock for notes payable totaling $16,761.

In March 2007, the Company issued 3,031,000 shares of common stock for accrued compensation of $100,000.

In March 2007, the Company issued 757,575 shares of common stock for officers’ compensation valued at $25,000.  The shares were valued at $.033 per share.

In March 2007, the Company issued 1,835,050 shares of common stock for investor loans payable totaling $55,051.

In May 2007, the Company issued 500,000 shares of common stock for expenses totaling $15,000.

In August 2007, the Company issued 105,882 shares of common stock for legal expenses of $1,800.

In August 2007, the Company issued 2,804,947 shares of common stock for notes payable of $252,445.

In August 2007, the Company issued 2,500,000 shares of common stock for accrued expenses of $50,000.

In August 2007, the Company issued 340,909 shares of common stock for consulting expenses of $7,500.

In August 2007, the Company issued 112,510 shares of common stock for legal expenses of $1,800.

In September 2007, the Company issued 19,470,588 shares of common stock for cash of $331,000.

In October 2007, the Company issued 12,352,941 shares of common stock for cash of $210,000.

In November 2007, the Company issued 50,000 shares of common stock for legal expenses of $1,800.

In November 2007, the Company issued 275,000 shares of common stock for consulting fees of  $9,100.

In February 2008, the Company issued 1,584,000 shares of common stock for accrued directors fees of $40,000.

In March 2008, the Company issued 112,000 shares of common stock for consulting expenses of $2,500.

For issuances of shares of common stock during the periods described above, the Company issued restricted shares (Rule 144). The shares issued were valued by the Company based upon the closing price of the shares on the date of issuance. The value of these shares issued for services was charged to expense, unless they were in consideration for future services, in which case they were recorded as deferred consulting fees. Shares retired / cancelled were recorded at par value.

Series “A” Preferred Stock

A total of 8,100 shares of series “A” preferred stock were issued in 2004, and, in May 2005, 100 shares were returned to the treasury and cancelled.

In January 2006 the Company issued 600,000 shares of series “A” convertible preferred stock, convertible into 50,738,958 shares of the Company’s common stock, in connection with the acquisition of a 51% majority interest in CPS.  The shares were valued at $1,200,000.

In January 2007 (effective December 31, 2006), the 600,000 shares of series “A” convertible preferred issued to CPS were returned to the treasury and cancelled, in connection with the Company’s sale of its interest in CPS.  The shares were valued at $1,775,864.  None of the preferred shares were converted to common shares.  At December 31, 2006, the shares had not been returned, and a related party receivable of $1,775,864 was recorded.  During the three months ended March 31, 2007, these shares were returned to the treasury and cancelled.

In June, 2006, 1,000 shares of the Company’s series “A” convertible preferred stock, beneficially owned by the Company’s CEO, were exchanged for 1,000,000 shares of the Company’s common stock.  In February 2007, 74 shares of the Company’s series “A” preferred stock were exchanged for 73,400 shares of the Company’s common stock.  In May 2007, 367 shares of the Company’s series “A” preferred stock were exchanged for 367,000 shares of the Company’s common stock.

In February 2008, 6,500 shares of the Company’s series “A” convertible preferred stock were exchanged for 6,500,000 shares of the Company’s common stock.

As of December 31, 2008, a total of 60 shares of series “A” convertible preferred stock were issued and outstanding, and are convertible into CHDT common shares, at a rate of 1,000 shares of common stock for each share of series “A” convertible preferred stock and are redeemable at the option of the Company.

Series “B” Preferred Stock

In January 2006 the Company sold 657,000 shares of its series “B” convertible preferred stock for cash of $637,000, including 387,000 shares to the Company’s former CEO and the remaining shares to other directors of the Company.  During the three months ended March 31, 2007, 15,000 shares of the Company’s series “B” preferred shares issued to a director were exchanged for 990,000 shares of the Company’s common stock.

In September 2006 the Company issued 300,030 shares of its series “B” convertible preferred stock to the Company’s former CEO in exchange for 20,000,000 shares of its common stock held by the former CEO.

In September, 2006 the Company issued an additional 236,739 shares of its series “B” convertible preferred stock in connection with the acquisition of 100% of the voting interest of Capstone Industries, Inc.  The shares were valued at $1,250,000.  During the three months ended March 31, 2007, 236,739 shares of the Company’s series “B” convertible preferred stock was converted into 15,624,774 shares of the Company’s common stock.

In November 2007, the Company issued 416,708 shares of its series “B” convertible preferred stock to a director for notes payable of $1,000,000.

In January 2008, the Company’s chairman exchanged 50,000,000 shares of the Company’s common stock for 750,075 shares of the Company’s series B” convertible preferred stock.

The series “B” convertible preferred shares are convertible into common shares, at a rate of 66.66 shares of common stock for each share of series “B” convertible preferred stock.

Warrants

The Company has outstanding stock warrants that were issued in prior years to its officers and directors for a total of 5,975,000 shares of the Company's common stock. The warrants expire between November 11, 2011 and July 20, 2014. The warrants have an exercise price of $.03 to $.05.

The Company issued a stock warrant to each of two former officers of the Company in December 2003 for a total of 35,000 shares of the Company's common stock. Each of the stock warrants expires on July 20, 2014, and entitles each former officer to purchase 10,000 and 25,000 shares, respectively, of the Company's common stock at an exercise price of $0.05.

During September and October 2007, the Company issued 31,823,529 shares of common stock for cash at $.017 per share, or $541,000 total as part of a Private Placement under Rule 506 of Regulation D.  Along with the stock, each investor also received a warrant to purchase 30% of the shares purchased in the Private Placement.

A total of 9,548,819 warrants were issued.  The warrants are ten year warrants and have an exercise price of $.025 per share.

Options

In 2005, the Company authorized the 2005 Equity Plan that made available 10,000,000 shares of common stock for issuance through awards of options, restricted stock, stock bonuses, stock appreciation rights and restricted stock units.  On May 20, 2005 the Company granted non-qualified stock options under the company’s 2005 Equity Plan for a maximum of 250,000 shares of the Company’s common stock for $0.02 per share. The options expire May 25, 2015 and may be exercised any time after May 25, 2005.

On May 1, 2007, the Company granted 4,000,000 stock options to five employees of the Company under the 2005 Plan.  The options vest over two years.  During 2008, 1,000,000 of these options were cancelled prior to vesting.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $25,131 and $29,214 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.64%
Expected term – 11 years
Expected volatility of stock – 131.13%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of  $10,869 in 2009 related to these stock options.

On April 23, 2007, the Company granted a ten-year non-qualified, non-statutory stock option for 102,400,000 “restricted” shares of the Company’s common stock to Stewart Wallach, the Company’s CEO, as incentive compensation.  The exercise price of the options is $.029 per share, which was the fair market value of the stock on the date of grant.  Twenty percent of the options vested on the date of issuance, and twenty percent per year will vest on the anniversary date through April 23, 2011.  On May 23, 2008, 74,666,667 of these options were cancelled.  Compensation expense was recognized through the date of the cancellation of the options.

On April 23, 2007, the Company granted a ten-year non-qualified, non-statutory stock option for 28,100,000 “restricted” shares of the Company’s common stock to Gerry McClinton, the Company’s COO and Secretary, as incentive compensation.  The exercise price of the options is $.029 per share, which was the fair market value of the stock on the date of grant.  Twenty percent of the options vested on the date of issuance, and twenty percent per year will vest on the anniversary date through April 23, 2011.  On May 1, 2008, 850,000 of these options were cancelled.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $405,198and $503,075 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.66%
Expected term – 10 years
Expected volatility of stock – 133.59%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps - 100

The Company will recognize compensation expense of $156,557 in 2009, $156,557 in 2010, and $52,186 in 2011 related to these stock options.

On October 22, 2007, the Company granted 700,000 stock options to a business associate of the Company.  The options vest over two years.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. During the years ended December 31, 2008 and 2007, the Company recognized compensation expense of $7,978 and $1,330 related to these stock options.  The following assumptions were used in the fair value calculations:

Risk free rate – 4.42%
Expected term – 11 and 12 years
Expected volatility of stock – 134.33%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $6,648 in 2009 related to these stock options.

On January 10, 2008, the Company granted 1,000,000 stock options to an advisor of the Company.  The options vest over one year.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted.  During the year ended December 31, 2008, the Company recognized compensation expense of $19,953 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 3.91%
Expected term – 10 years
Expected volatility of stock – 133.83%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

On February 5, 2008, the Company granted 3,650,000 stock options to four directors and one employee of the Company.  The options vest over two years.

v

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. For the year ended December 31, 2008, the Company recognized compensation expense of $59,619 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 1.93% to 3.61%
Expected term – 2 to 10 years
Expected volatility of stock – 133.83%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $2,603 in 2009 related to these stock options.

On May 1, 2008, the Company granted 850,000 stock options to an employee of the Company.  The options vest over two years.

The Binomial Lattice (Suboptimal) option pricing model was used to calculate the fair value of the options granted. For the year ended December 31, 2008, the Company recognized compensation expense of $5,242 related to these options.  The following assumptions were used in the fair value calculations:

Risk free rate – 3.78%
Expected term – 11 years
Expected volatility of stock – 133.59%
Expected dividend yield – 0%
Suboptimal Exercise Behavior Multiple – 2.0
Number of Steps – 100

The Company will recognize compensation expense of $7,862 in 2009 and $2,620 in 2010 related to these stock options.

The following table summarizes the information with respect to options granted, outstanding and exercisable under the 2005 plan:

Exercise Price	Options Outstanding	Remaining Contractual Life in Years	Average Exercise Price	Number of Options Currently Exercisable
$.02	250,000	6	$.02	250,000
$.029	54,983,333	9	$.029	39,252,777
$.029	4,000,000	10	$.029	1,500,000
$.029	700,000	11	$.029	350,000
$.029	1,000,000	9	$.029	-0-
$.029	150,000	9	$.029	-0-
$.029	2,000,000	1	$.029	2,000,000
$.027	1,500,000	1	$.027	-0-
$.029	850,000	10	$.029	-0-

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibits:

EXHIBIT #	DESCRIPTION OF EXHIBIT

2.1	Purchase Agreement, dated January 27, 2006, by and among CHDT Corporation, William Dato and Complete Power Solutions, LLC. +
2.1.1	Purchase and Settlement Agreement by and among CHDT Corporation, Complete Power Solutions, LLC, William Dato and Howard Ullman, January 26, 2007 ++
2.1.1.1	Stock Purchase Agreement dated September 15, 2006, by and between CHDT Corporation, and Capstone Industries, Inc. +++
3.1	Articles of Incorporation of CHDT Corp.*
3.1.1	Amendment to the Articles of Incorporation of CHDT Corp. **
3.2	By-laws of the Company***
3.3	Certificate of Designation of the Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of CHDT Corp. ****
10.1	Voting Agreement, dated January 27, 2006, by and among CHDT Corp., William Dato and Howard Ullman. +
10.2	Operating Agreement, dated January 27, 2006, for Complete Power Solutions, LLC. +
10.3	Employment Agreement dated January 27, 2006, by and between William Dato, CHDT Corporation and Complete Power Solutions, LLC. +
10.4	Purchase Agreement, dated December 1, 2007, by Capstone Industries, Inc. and Magnet World, Ltd. For sale of operating assets of Souvenir Direct, Inc. ++++
10.6	Loan and Security Agreement, dated May 1, 2008, by and among Capstone Industries, Inc., Sterling National Bank and, as guarantors, CHDT Corporation and Howard Ullman. •
10.7	Subordination Agreement, dated May 1, 2008, by and among Capstone Industries, Inc., Sterling National Bank. ••
10.7	Guarantee, dated May 1, 2008, by and among Sterling National Bank, CHDT Corporation and Howard Ullman •••
10.8	Subordination Agreement, dated May 1, 2008, by and between Sterling National Bank and Howard Ullman. ••••
10.9	Lock Box Agreement with Sterling National Bank regarding the Loan. •••••
10.10	Securities Purchase Agreement, dated May 23, 2008 and closed June 2, 2008, by Stewart Wallach and Howard Ullman. √
10.11	2005 Equity Plan of CHDT Corp. ~
10.12	2008 Employment Agreement by Stewart Wallach and CHDT Corp.^^
10.13	2008 Employment Agreement by James Gerald (Gerry) McClinton and CHDT Corp. ^^^
10.14	2008 Employment Agreement by Howard Ullman and CHDT Corp.^^^
10.15	Form of Non-Qualified Stock Option+
10.16	Non-Employee Director Compensation ~
14	Code of Ethics Policy, dated December 31, 2006+++++
23.1	Consent of Independent Registered Public Accountants^

FOOTNOTES:
------------------------------------------
* Incorporated by reference to Annex G to the Special Meeting Proxy Statement, Dated April 15, 2004, filed by CHDT Corporation with the Commission on April 20, 2004.
** Incorporated by reference to Exhibit 3(I) to the Form 8-K filed by CHDT Corporation with the Commission on July 10, 2007.
*** Incorporated by reference to Annex H the Special Meeting Proxy Statement, Dated April 15, 2004, filed by CHDT Corporation with the Commission on April 20, 2004.
**** Incorporated by reference to Exhibit 99.2 to the Form 8-K filed by CHDT Corp. With the Commission on November 6, 2007.
+  Incorporated by reference to Exhibit 2 to the Form 8-K filed by CHDT Corporation with the Commission on January 31, 2006.
++ Incorporated by reference to Exhibit 2 to the Form 8-K filed by CHDT Corporation with the Commission on January 26, 2007.
+++ Incorporated by reference to Exhibit 2.1 to the Form 8-K filed by CHDT Corporation with the Commission on September 18, 2006.
++++ Incorporated by reference to Exhibit 99 to the Form 8-K filed by CHDT Corp. with the Commission on December 3, 2007.
+++++ Incorporated by reference to Exhibit 14 to the Form 10-KSB for the fiscal year ended December 31, 2006 and filed by CHDT Corp. with the Commission on April 17, 2007.
•  Incorporated by reference to Exhibit 10.1 to the Form 8-K, dated May 1, 2008, filed by CHDT Corp. with the Commission on May 8, 2008.
•• Incorporated by reference to Exhibit 10.2 to the Form 8-K, dated May 1, 2008, filed by CHDT Corp. with the Commission on May 8, 2008.
••• Incorporated by reference to Exhibit 10.3 to the Form 8-K, dated May 1, 2008, filed by CHDT Corp. with the Commission on May 8, 2008.
•••• Incorporated by reference to Exhibit 10.4 to the Form 8-K, dated May 1, 2008, filed by CHDT Corp. with the Commission on May 8, 2008.
••••• Incorporated by reference to Exhibit 10.5 to the Form 8-K, dated May 1, 2008, filed by CHDT Corp. with the Commission on May 8, 2008.
√  Incorporated by reference to Exhibit 99.1 to the Form 8-K, dated June 2, 2008, filed by CHDT Corp. with the Commission on June 3, 2008.
~ Incorporated by reference to Exhibit 10.11 to the Form 10-KSB, dated December 31, 2007, and filed with the Commission on March 31, 2008.
^^Incorporated by reference to Exhibit 10.7 to the Form 10-KSB for the fiscal year ended December 31, 2007 and filed by CHDT Corp. with the Commission on March 31, 2008.
^^^Incorporated by reference to Exhibit 10.8 to the Form 10-KSB for the fiscal year ended December 31, 2007 and filed by CHDT Corp. with the Commission on March 31, 2008.
^^^^Incorporated by reference to Exhibit 10.9 to the Form 10-KSB for the fiscal year ended December 31, 2007 and filed by CHDT Corp. with the Commission on March 31, 2008.
^ Filed Herein.

Item 17. Undertakings.

(a) That, for purposes of determining liability under the Securities Act to any purchaser: insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any additional or changed material information on the plan of distribution;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on April 24, 2009.

CHDT CORPORATION

By:	/s/	Stewart Wallach
Stewart Wallach
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul W. Richter as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Stewart Wallach	Director, Chief Executive	April 24, 2009
Stewart Wallach	Officer and President

/s/ Laurie Holtz	Director, Chief Financial Officer	April 24, 2009
Laurie Holtz

/s/ Gerry McClinton	Director, Chief Operating Officer	April 24, 2009
Gerry McClinton

/s/ Howard Ullman	Chairman of the Board	April 24, 2009
Howard Ullman

/s/ Jeffrey Guzy	Director	April 24, 2009
Jeffrey Guzy

/s/ Jeffrey Postal	Director	April 24, 2009
Jeffrey Guzy

/s/Larry Sloven	Director	April 24, 2009
Larry Sloven